Exhibit 10.1

EXECUTION VERSION

MOTOROLA SOLUTIONS, INC.

364-DAY TERM LOAN CREDIT AGREEMENT

Dated as of July 21, 2025

$750,000,000

The Banks Party Hereto,

MIZUHO BANK, LTD.

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and

Joint Bookrunners

MIZUHO BANK, LTD.

and

DEUTSCHE BANK SECURITIES INC.,

as Co-Syndication Agents

and

MIZUHO BANK, LTD.,

as Administrative Agent

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

i

4.04	Minimum Amounts	40

4.05	Certain Notices	40

4.06	Non-Receipt of Funds by the Administrative Agent	41

4.07	Sharing of Payments, Etc.	42

Section 5.	Yield Protection, Etc.	43

5.01	Additional Costs	43

5.02	[Reserved]	44

5.03	Illegality	44

5.04	Treatment of Affected Loans	45

5.05	Compensation	45

5.06	Taxes	46

5.07	Replacement of Banks	48

Section 6.	Conditions Precedent	49

6.01	Effective Date	49

6.02	Funding Date	50

6.03	Actions by Banks during Certain Funds Period.	52

Section 7.	Representations and Warranties	53

7.01	Corporate Existence	53

7.02	Financial Condition	53

7.03	Litigation	54

7.04	No Breach	54

7.05	Action	54

7.06	Approvals	54

7.07	Use of Credit	54

7.08	ERISA	54

7.09	Taxes	54

7.10	Investment Company Act	55

7.11	Environmental Matters	55

7.12	Anti-Corruption Laws and Sanctions	55

7.13	Financial Institutions	55

7.14	Plan Assets; Prohibited Transactions	55

7.15	Beneficial Ownership	55

7.16	No Payment or Bankruptcy Event of Default	56

Section 8.	Covenants of the Company	56

8.01	Financial Statements, Etc.	56

8.02	Existence, Etc.	58

8.03	Insurance	58

8.04	Prohibition of Fundamental Changes	59

8.05	Limitation on Liens	60

8.06	Limitation on Sales and Leasebacks	61

8.07	Leverage Ratio	62

8.08	Use of Proceeds	63

8.09	Compliance	63

Section 9.	Events of Default	63

Section 10.	The Administrative Agent	66

10.01	Appointment, Powers and Immunities	66

10.02	Reliance by Administrative Agent	67

10.03	Defaults	67

10.04	Rights as a Bank	67

10.05	Indemnification	68

10.06	Non-Reliance on Administrative Agent and Other Banks; Acknowledgements	68

10.07	Failure to Act	70

10.08	Resignation or Removal of Administrative Agent	70

10.09	Arrangers and Syndication Agents, Etc.	71

10.10	Certain ERISA Matters	71

10.11	Company Communications	72

10.12	Posting of Communications	73

Section 11.	Miscellaneous	74

11.01	Waiver	74

11.02	Notices	75

11.03	Expenses; Limitation of Liability; Indemnification, Etc.	76

11.04	Amendments, Etc.	77

11.05	Assignments and Participations	78

11.06	Survival	82

11.07	Captions	82

11.08	Counterparts; Integration; Effectiveness; Electronic Execution	82

11.09	Governing Law; Submission to Jurisdiction	83

11.10	Waiver of Jury Trial	84

11.11	Treatment of Certain Information; Confidentiality	84

11.12	USA Patriot Act and Beneficial Ownership	86

11.13	Severability	86

11.14	Acknowledgements	87

11.15	Interest Rate Limitation	87

11.16	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	87

11.17	Acknowledgement Regarding Any Supported QFCs	88

SCHEDULE 1	-	List of Commitments
SCHEDULE 2	-	Notices

EXHIBIT A	-	Form of Note
EXHIBIT B	-	Form of Confidentiality Agreement
EXHIBIT C	-	Form of Assignment and Assumption
EXHIBIT D	-	Form of U.S. Tax Certificate
EXHIBIT E	-	Form of Solvency Certificate

v

364-DAY TERM LOAN CREDIT AGREEMENT dated as of July 21, 2025, between:

MOTOROLA SOLUTIONS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”);

Each of the lenders that is a signatory hereto identified under the caption “BANKS” on the signature pages hereto or that, pursuant to Section 11.05(b) hereof, shall become a “Bank” hereunder (individually, a “Bank” and, collectively, the “Banks”); and

MIZUHO BANK, LTD., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

WHEREAS, the Company intends to acquire (the “Silvus Acquisition”), directly or indirectly, all of the outstanding common stock of Silvus Technologies Holdings Inc., a Delaware corporation (“Silvus”), pursuant to that certain Purchase and Sale Agreement, dated as of May 27, 2025 (the “Silvus Signing Date”) (as amended, waived, supplemented or otherwise modified from time to time prior to the Silvus Signing Date, the “Silvus Purchase Agreement”), among the Company, Silvus Technologies Group LLC, a Delaware limited liability company (the “Seller”), and Silvus, for the aggregate cash consideration set forth in the Silvus Purchase Agreement as in effect on the Silvus Signing Date (the “Silvus Acquisition Consideration”).

WHEREAS, in connection with the Silvus Acquisition, the Company intends to (a) obtain (x) a $750,000,000 three-year senior unsecured term loan facility and (y) a $750,000,000 senior unsecured term loan facility on the terms set forth in this Agreement, (b) repay all principal, interest and fees outstanding under that certain Credit Agreement, dated as of November 12, 2020 (as amended, supplemented or modified from time to time), by and among Silvus, Silvus Technologies, Inc., the lenders party thereto and MUFG Union Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, and terminate all commitments to extend credit thereunder (collectively, the “Silvus Refinancing”) and (c) pay the fees, costs and expenses incurred in connection with the foregoing. The transactions set forth in this recital and the immediately preceding recital are referred to herein collectively as the “Silvus Acquisition Transactions”).

WHEREAS, in connection with clause (a)(y) of the preceding paragraph, the Company has requested the Banks extend credit of up to $750,000,000 in the form of Commitments hereunder pursuant to which the Company may obtain Loans in Dollars on the terms and subject to the conditions set forth herein. The Banks are willing to extend such credit to the Company on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

Section 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“3-Year Facility” means a senior unsecured term loan facility in an aggregate principal amount of up to $750,000,000, established by the Company pursuant to the 3-Year Term Loan Credit Agreement dated as of the Effective Date, among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent.

“Acquisition” shall mean any transaction, or any series of related transactions, by which the Company or any of its Subsidiaries (a) acquires any going business concern or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of any Person which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding capital stock in another Person.

“Acquisition Debt” means any Indebtedness of the Company or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Qualifying Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Person(s) or assets to be acquired); provided that either (a)(i) the release of the proceeds thereof to the Company and its Subsidiaries is contingent upon the substantially simultaneous consummation of such Qualifying Material Acquisition and, pending such release, such proceeds are held pursuant to an escrow or similar arrangement and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualifying Material Acquisition terminates or is terminated prior to the consummation of such Qualifying Material Acquisition or if such Qualifying Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness (as may be extended pursuant to the terms of such documentation), such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Indebtedness or (b)(i) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness to be redeemed or prepaid if such Qualifying Material Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness (as may be extended pursuant to the terms of such documentation), and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualifying Material Acquisition terminates or is terminated prior to the consummation of such Qualifying Material Acquisition or such Qualifying Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness (as may be extended pursuant to the terms of such documentation), such Indebtedness is so redeemed or prepaid within ninety (90) days of such termination or such specified date, as the case may be.

“Additional Costs” shall have the meaning assigned to such term in Section 5.01(a) hereof.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent to the Company or any Bank, as the context requires.

“Advance Date” shall have the meaning assigned to such term in Section 4.06 hereof.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to a specified Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall mean, on any date from and after the Effective Date, this 364-Day Term Loan Credit Agreement as in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Company or its Affiliates from time to time concerning or relating to bribery or corruption. For the avoidance of doubt, this includes, but is not limited to, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the UK Bribery Act of 2010.

“Applicable Margin” shall mean, during any period following the Funding Date when any Rating Group set forth below is applicable, with respect to any interest on any Type of Loan outstanding hereunder, the rate per annum set forth below opposite such Type of Loan under such Rating Group:

Type of Loan	Rating Group I	Rating Group II	Rating Group III	Rating Group IV	Rating Group V
Term Benchmark Loans	0.750%	0.875%	1.000%	1.125%	1.375%
Base Rate Loans	0.000%	0.000%	0.000%	0.125%	0.375%

For the purposes of this Agreement, any change in the Applicable Margin for any outstanding Loans by reason of (a) a change in the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating shall become effective on the date of announcement or publication by the respective Rating Agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed Rating and (b) any other change in the Rating Group shall become effective on the date of the occurrence of the event that resulted in such change in the Rating Group.

“Applicable Lending Office” shall mean, for each Bank and for each Type of Loan, the “Lending Office” of such Bank (or of an affiliate of such Bank) designated for such Type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such Type are to be made and maintained.

“Approved Company Portal” has the meaning assigned to it in Section 10.11(a).

“Approved Electronic Platform” has the meaning assigned to it in Section 10.12(a).

“Arranger-Related Person” has the meaning assigned to it in Section 11.03.

“Arrangers” shall mean the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Bank and an assignee in substantially the form of Exhibit C hereto.

“Attributable Debt” shall mean, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate per annum borne by the Senior Securities compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” shall have the meaning assigned to such term in the preamble hereto.

“Bank-Related Person” shall mean the Administrative Agent, any Arranger, any Syndication Agent, and any Bank, and any Related Party of any of the foregoing Persons.

“Bankruptcy Code” shall mean the Federal Bankruptcy Code of 1978, as amended from time to time.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Prime Rate for such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.0%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or such Term SOFR Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the NYFRB Rate or such Term SOFR Rate, respectively.

“Base Rate Loans” shall mean Loans that bear interest at rates based upon the Base Rate.

“Benchmark” shall mean, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) [reserved];

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion (in consultation with the Company) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner materially consistent with similar changes applied by the Administrative Agent to substantially similar syndicated credit facilities for which it acts as administrative agent and in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Company for a Borrowing in accordance with Section 2.02 and Section 4.05, which shall be in a form approved by the Administrative Agent and separately provided to the Company.

“Business Day” shall mean any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Certain Funds Period” means the period from and including the Effective Date to and including the earlier of: (i) the funding of the Loans hereunder on the Funding Date, (ii) the date that is five Business Days following the Silvus Outside Date, (iii) the occurrence of the Silvus Acquisition Closing without the funding of any Loans hereunder and (iv) the Silvus Acquisition Termination.

“Change of Control” shall mean (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company or (ii) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (A) nominated by the board of directors of the Company, (B) appointed by directors so nominated or appointed or (C) approved by directors of the Company so nominated.

“Change of Control Notice” shall have the meaning assigned to such term in Section 2.10(b).

“Clean-Up Period” shall have the meaning assigned to such term in Section 9.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, as to each Bank, the obligation of such Bank to make Loans pursuant to Section 2.01 hereof in an aggregate principal amount not exceeding the amount set opposite such Bank’s name on Schedule 1 hereto under the caption “Commitment” (as the same may at any time or from time to time be reduced pursuant to Section 2.05 hereof or assumed at any time or from time to time pursuant to Section 11.05(b) hereof). The initial aggregate amount of the Banks’ Commitments is $750,000,000.

“Commitment Documents” means (a) the Amended and Restated Commitment Letter, dated as of June 9, 2025, by and among the Company, the Arrangers and certain of the Banks and (b) the Fee Letter.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Company Communications” has the meaning assigned to it in Section 10.11.

“Confidential Information” shall have the meaning assigned to such term in Section 11.11(b) hereof.

“Consolidated Net Tangible Assets” shall mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any constituting Funded Debt by reason of their being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.10 of a Term Benchmark Loan from one Interest Period to the next Interest Period for such Loan.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.10 of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Bank (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 11.17.

“Credit Party” shall mean the Administrative Agent or any other Bank.

“Debt” shall mean, at any date of determination thereof, the sum of (i) the aggregate amount set forth as “long-term debt” (or a similar caption), including the current portion thereof, on a consolidated balance sheet of the Company and its Subsidiaries as of such date in accordance with GAAP and (ii) the aggregate amount of notes payable as set forth on such balance sheet as of such date, provided that up to $1,000,000,000 of debt the proceeds of which are used to reduce and/or fund pension liabilities of the Company and its Subsidiaries shall not be considered “Debt” for purposes of Section 8.07 so long as such debt has a final maturity date that is later than the latest Maturity Date.

“Default” shall mean any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Bank” shall mean any Bank, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Administrative Agent and the Company in writing that such failure is the result of such Bank’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Company, the Administrative Agent or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company, (d) otherwise failed to pay over to the Administrative Agent or any Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (f) or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the control or ownership existing as of the Effective Date of an equity interest in that Bank or direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.

“Delayed Draw Term Commitment” means, with respect to each Bank and any lender party to the 3-Year Facility, the commitment, if any, of such Bank or other lender to make loans, under the 3-Year Facility and/or this Agreement.

“Departing Bank” shall have the meaning assigned to such term in Section 5.07 hereof.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean (i) Motorola Credit and (ii) any other Subsidiary of the Company, except any such Subsidiary (x) that neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America or (y) which is engaged primarily in financing the operations of the Company or its Subsidiaries outside the United States of America.

“EBITDA” shall mean, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) earnings before taxes for such period plus (b) in each case to the extent deducted in determining earnings for such period, Net Interest Expense, depreciation and amortization, non-cash charges for reorganization of business and other non-cash charges for such period, provided that if on or after the date any such charge is taken, a cash expenditure with respect to any such non-cash charge is made within the four quarter test period which includes such non-cash charge, then the amount of such cash expenditure shall reduce earnings when paid for purposes of determining EBITDA for such period, plus (c) to the extent deducted in determining earnings for such period, unusual or nonrecurring cash charges or expenditures; cash restructuring charges and costs, fees and expenses incurred in connection with mergers, acquisitions, investments or the repayment of Indebtedness, in each case as permitted hereunder, made in such period up to an aggregate amount not to exceed $250,000,000 in any four fiscal quarter period, minus (d) gains on sales of investments and businesses for such period (to the extent included in determining earnings for such period), plus (e) losses on sales of investments and businesses for such period (to the extent deducted in determining earnings for such period). If during any period of four consecutive fiscal quarters the Company or any Subsidiary shall have consummated any Material Acquisition or Material Disposition, EBITDA for such period shall (or, in the case of any Material Acquisition (other than any acquisition of a target with EBITDA that is less than $0), may at the Company’s discretion), solely for purposes of determining the Leverage Ratio under Section 8.07, be calculated giving pro forma effect to such transaction as if it had occurred on the first day of such period.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date upon which the conditions set forth in Section 6.01 hereof shall have been satisfied (or waived in accordance with Section 11.04 hereof).

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” shall mean any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any (a) entity (whether or not incorporated) that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or (b) any trade or business (whether or not incorporated) that is a member of any group of organizations that is treated as a single employer (i) described in Section 414(b) or (c) of the Code of which the Company is a member or Section 414(m) or (o) of the Code of which the Company is a member.

“ERISA Event” shall mean: (a) the occurrence with respect to any Plan of a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; (b) any Reportable Event; (c) the failure of the Company or any of its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (d) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (f) the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (g) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the failure by the Company or any of its ERISA Affiliates to make any required contribution or payment to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code or Section 4219 of ERISA; (i) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (j) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); (k) the imposition of liability on the Company or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212 of ERISA; or (l) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 9 hereof.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder or under any Loan Document, (a) taxes imposed on or measured by its gross or net income (however denominated), branch profit taxes and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, or any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such recipient and such jurisdiction imposing such tax (other than a connection arising as a result of the recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), or in the case of any Bank, in which its applicable lending office is located; (b) any branch profits tax; (c) in the case of the Administrative Agent or any Bank, any United States federal withholding tax that is imposed on amounts payable to or for the account of such recipient pursuant to a law in effect on the date such recipient becomes a party hereto (or designates a new lending office), other than as a result of an assignment request by the Company pursuant to Section 5.07, or is attributable to such recipient’s failure or inability (other than by reason of a Regulatory Change) to comply with Section 5.06(e), Section 5.06(f) or Section 5.06(g), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 5.06(a); (d) United States backup withholding taxes; and (e)Taxes imposed under FATCA.

“Extended Loans” shall have the meaning assigned to such term in Section 2.01(b).

“Extended Maturity Date” shall have the meaning assigned to such term in Section 2.01(b).

“Extension” shall have the meaning assigned to such term in Section 2.01(b).

“Extension Fee” shall have the meaning assigned to such term in Section 2.06(b).

“Extension Notice” shall have the meaning assigned to such term in Section 2.01(b).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law implementing an official governmental agreement with respect thereto.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means that certain Arranger Fee Letter, dated as of May 27, 2025, by and among the Company, Mizuho and the other parties party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Fitch” shall mean Fitch Ratings Inc. or any successor thereto.

“Fitch Rating” shall mean, as of any date of determination thereof, the “Issuer Rating” most recently published by Fitch relating to the senior unsecured non-credit enhanced long term debt securities of or guaranteed by the Company then outstanding.

“Floor” shall mean the benchmark rate floor provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate. For the avoidance of doubt, the initial Floor for each of the Term SOFR Rate shall be 0%.

“Funded Debt” shall mean all Debt having a maturity of more than 12 months from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the respective borrower.

“Funding Date” shall mean the date on which the conditions specified in Section 6.02 are satisfied (or waived in accordance with Section 11.04) and on which the Loans are made hereunder.

“GAAP” shall mean generally accepted accounting principles applied on a basis consistent with those that, in accordance with the last sentence of Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

“Governmental Authority” shall mean any nation or government, including the United States of America and any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Hedging Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person (other than import letters of credit and import banker’s acceptances arising in the ordinary course of such Person’s business); (f) Capital Lease Obligations of such Person; and (g) Indebtedness of others Guaranteed by such Person.

“Initial Maturity Date” means the date that is 364 days after the Funding Date.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Election Notice” shall mean a request by the Company to convert or continue a Borrowing in accordance with Section 2.10(a), in a form approved by the Administrative Agent.

“Interest Period” shall mean, for any Term Benchmark Loan, each period commencing on the date such Term Benchmark Loan is made or Converted from a Loan of another Type or (in the event of a Continuation) the last day of the next preceding Interest Period for such Loan, and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Company may select as provided in Section 4.05 hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Notwithstanding the foregoing: (i) if any Interest Period for any Loan would otherwise end after the applicable Maturity Date of such Loan in existence at the time such Interest Period is selected, such Interest Period shall not be available hereunder; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for a Term Benchmark Loan, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clauses (i) and (ii) above, no Interest Period for any Term Benchmark Loan shall have a duration of less than one month and, if any Interest Period for any Term Benchmark Loan would otherwise be a shorter period, such Interest Period shall not be available hereunder and (iv) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Notice.

“Inventory” shall mean all raw materials, work-in-process and finished products from time to time manufactured or consumed by the Company or any Domestic Subsidiary in the ordinary course of business.

“IRS” shall mean U.S. Internal Revenue Service.

“Leverage Increase Election” shall have the meaning assigned to such term in Section 8.07.

“Leverage Increase Period” shall have the meaning assigned to such term in Section 8.07.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Loan Documents” shall mean this Agreement, the Notes, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loans” shall mean the loans provided for by Section 2.01 hereof, which may be Base Rate Loans and/or Term Benchmark Loans.

“Majority Banks” shall mean, as of any date of determination, Banks having more than 50% of the aggregate amount of Loans and unused Commitments outstanding at such time; provided that whenever there are one or more Defaulting Banks, the total outstanding Loans and unused Commitments of each Defaulting Bank shall be excluded for purposes of making a determination of the Majority Banks.

“Margin Stock” shall mean “margin stock” within the meaning of Regulations U and X, as applicable.

“Material Acquisition” shall mean any Acquisition in which the aggregate consideration payable by the Company and its Subsidiaries has a value of $100,000,000 or more.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of the Loan Documents.

“Material Disposition” shall mean any transaction, or any series of related transactions, by which the Company or any of its Subsidiaries sells, transfers, or otherwise disposes of (x) all or substantially all of the assets or a majority of voting securities (in number of votes) or outstanding capital stock of any Subsidiary or (y) any division or business segment of any Subsidiary, whether through a sale of assets, merger or otherwise, in each case, with respect to which the aggregate consideration received by the Company and its Subsidiaries has a value of $100,000,000 or more.

“Material Domestic Subsidiary” shall mean, at any time, (i) Motorola Credit and (ii) any other Domestic Subsidiary of the Company that as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC, provided that the Company may designate any Domestic Subsidiary as a “Material Domestic Subsidiary” for the purposes of Section 8.05 hereof.

“Maturity Date” means (i) with respect to any Loan (other than any Extended Loan), the Initial Maturity Date, or (ii) solely with respect to any Extended Loans, the Extended Maturity Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.15.

“Mizuho” shall mean Mizuho Bank, Ltd.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Moody’s Rating” shall mean, as of any date of determination thereof, the “Issuer Rating” most recently published by Moody’s relating to the senior unsecured non-credit enhanced long term debt securities of or Guaranteed by the Company then outstanding.

“Motorola Credit” shall mean Motorola Solutions Credit Company, LLC a Delaware limited liability company or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any of its ERISA Affiliates and that is covered by Title IV of ERISA.

“Net Interest Expense” shall mean, for any period, net interest expense for such period for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).

“Non-Excluded Taxes” shall mean taxes, levies, import duties, charges, fees, deductions or withholdings now or hereafter imposed, levied or assessed by any Governmental Authority other than Excluded Taxes.

“Non-U.S. Bank” shall mean a Bank that is not a U.S. Person.

“Notes” shall mean any promissory notes issued pursuant to Section 2.09(d) hereof.

“Notice of Default” shall have the meaning assigned to such term in Section 8.01(e) hereof.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Company under any Loan Document and (b) the obligation of the Company to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Bank, in each case in its sole discretion, may elect to pay or advance on behalf of the Company.

“Other Taxes” shall have the meaning set forth in Section 11.03.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” shall have the meaning assigned to such term in Section 11.05(e) hereof.

“Participant Register” shall have the meaning assigned to such term in Section 11.05(e).

“Patriot Act” shall have the meaning assigned to such term in Section 8.02(b).

“Payment” has the meaning assigned to it in Section 10.06(b).

“Payment Notice” has the meaning assigned to it in Section 10.06(c).

“Payor” shall have the meaning assigned to such term in Section 4.06 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Receivables Liens” shall have the meaning assigned to such term in Section 8.05 hereof.

“Permitted Receivables Transfer” shall have the meaning assigned to such term in Section 8.05 hereof.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, unincorporated organization, business trust, joint stock company, trust, Governmental Authority or other entity of whatever nature.

“Plan” shall mean an employee benefit or other plan that is covered by Title IV of ERISA, other than a Multiemployer Plan, in respect of which the Company or any of its ERISA Affiliates is (or, if such Plan were terminated, would, under Section 4062 or Section 4069 of the ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Post-Default Rate” shall mean, (i) in respect of any principal or interest of any Loan that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in Section 3.02 or (ii) in the case of any fee or any other amount under this Agreement or any Note that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to 2% plus the interest rate applicable to Base Rate Loans as in effect from time to time.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Property” shall mean any single parcel of real estate, manufacturing plant or warehouse owned or leased by the Company or any Domestic Subsidiary which is located within the United States of America and the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (a) which is a pollution control or other facility financed by obligations issued by a State or local government unit and described in Section 141(a), 142(a)(5), 142(a)(6) or 144(a) of the Code, or any successor provision thereof, or (b) which, in the opinion of the board of directors of the Company or any duly authorized committee thereof, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proposed Bank” shall have the meaning assigned to such term in Section 5.07 hereof.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.17.

“Qualifying Material Acquisition” shall mean any Acquisition in which the aggregate consideration payable by the Company and its Subsidiaries has a value of $700,000,000 or more.

“Quarterly Dates” shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Rating” shall mean the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating.

“Rating Agency” shall mean Moody’s, Standard & Poor’s or Fitch, as applicable.

“Rating Group” shall mean any of Rating Group I, Rating Group II, Rating Group III, Rating Group IV and Rating Group V, each defined as follows:

“Rating Group I” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing and (b) the Moody’s Rating is at or above A3 or the Standard & Poor’s Rating is at or above A- or the Fitch Rating is at or above A-;

“Rating Group II” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa1 or the Standard & Poor’s Rating is at or above BBB+ or the Fitch Rating is at or above BBB+ and (c) Rating Group I is not in effect;

“Rating Group III” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa2 or the Standard & Poor’s Rating is at or above BBB or the Fitch Rating is at or above BBB and (c) neither Rating Group I nor Rating Group II is in effect;

“Rating Group IV” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa3 or the Standard & Poor’s Rating is at or above BBB- or the Fitch Rating is at or above BBB- and (c) none of Rating Group I, Rating Group II or Rating Group III is in effect; and

“Rating Group V” shall mean ratings during a period when none of Rating Group I, Rating Group II, Rating Group III or Rating Group IV is in effect;

provided that, (A) if two or more of the Moody’s Rating, the Standard & Poor’s Rating and the Fitch Rating fall into different Rating levels, then the applicable Rating Group shall be determined by reference to the two highest of such Ratings and (B) if such two highest Ratings fall into different Rating levels and one of such Ratings is (i) no more than one Rating level higher than the other, then the applicable Rating Group shall be determined by reference to the lower of such Ratings and (ii) two or more Rating levels lower than the other of such Ratings, then the applicable Rating Group shall be determined by reference to a hypothetical Rating that would fall into the Rating level that is one higher than the Rating level into which the lower of such Ratings falls.

“Receivables” shall mean all accounts receivable of the Company or any Domestic Subsidiary arising out of the sale of Inventory, or the provision of services by the Company or any Domestic Subsidiary, in the ordinary course of business.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning assigned to such term in Section 11.05(c) hereof.

“Regulations A, D, U and X” shall mean, respectively, Regulations A, D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulatory Authority” shall have the meaning assigned to such term in Section 11.11 hereof.

“Regulatory Change” shall mean, with respect to any Bank, any change after the date hereof in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Bank of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof; provided however, notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or, in each case, any successor thereto.

“Relevant Rate” means with respect to any Term Benchmark Borrowing, the Term SOFR Rate.

“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA, with respect to a Plan, other than those events as to which the requirements to provide notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Required Payment” shall have the meaning assigned to such term in Section 4.06 hereof.

“Requirement of Law” shall mean as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 8.06 hereof.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, the non-government controlled areas of Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission or any governmental authority succeeding to its principal functions.

“Seller” shall have the meaning assigned to such term in the recitals hereto.

“Senior Indenture” shall mean the Senior Indenture dated as of May 1, 1995 between The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One Trust Company, N.A., as successor to Harris Trust and Savings Bank), as trustee, and Motorola, Inc., as such Senior Indenture shall be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Senior Securities” shall mean the Securities issued pursuant to the Senior Indenture.

“Silvus” shall have the meaning assigned to such term in the recitals hereto.

“Silvus Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Silvus Acquisition Consideration” shall have the meaning assigned to such term in the recitals hereto.

“Silvus Acquisition Closing” means the consummation of the Silvus Acquisition.

“Silvus Acquisition Termination” means the termination of the Silvus Purchase Agreement by the Company in writing in accordance with its terms.

“Silvus Acquisition Transactions” shall have the meaning assigned to such term in the recitals hereto.

“Silvus Outside Date” has the meaning assigned to the term “Outside Date” in the Silvus Purchase Agreement as in effect on the Silvus Signing Date, after giving effect to each extension thereof in accordance with the Silvus Purchase Agreement as in effect on the Silvus Signing Date.

“Silvus Purchase Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Silvus Refinancing” shall have the meaning assigned to such term in the recitals hereto.

“Silvus Signing Date” shall have the meaning assigned to such term in the recitals hereto.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Special Counsel” shall mean Simpson Thacher & Bartlett LLP, special New York counsel to Mizuho.

“Specified Credit Agreement Representations” shall mean the representations and warranties set forth in Section 7.01(a) (solely with respect to the Company), Section 7.04(a), Section 7.04(c) (solely with respect to any agreement or instrument evidencing indebtedness for borrowed money of the Company in a principal or committed amount in excess of $350,000,000 (determined pro forma for the Silvus Acquisition Transactions and without giving effect to any “material adverse effect” qualification or “materiality” qualification)), Section 7.05, Section 7.07, Section 7.10, Section 7.12(c) and Section 7.16.

“Specified Purchase Agreement Representations” shall mean such of the representations and warranties made by or on behalf of the Seller or Silvus with respect to Silvus and its Subsidiaries in the Silvus Purchase Agreement that are material to the interests of the Banks, but only to the extent that the Company (or its Subsidiary or Affiliate) has the right to terminate its obligations under the Silvus Purchase Agreement, or decline to consummate the Silvus Acquisition, as a result of a breach of such representations and warranties in the Silvus Purchase Agreement.

“Standard & Poor’s” shall mean Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Standard & Poor’s Rating” shall mean, as of any date of determination thereof, the corporate credit rating most recently published by Standard & Poor’s relating to the senior unsecured non-credit enhanced long term debt securities of or Guaranteed by the Company then outstanding.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supported QFC” has the meaning specified in Section 11.17.

“Syndication Agents” shall mean the Co-Syndication Agents identified on the cover page of this Agreement.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark Borrowing” when used in reference to any Borrowing, refers to whether the Loans comprising such Borrowing are Term Benchmark Loans.

“Term Benchmark Loans” shall mean Loans that bear interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR

Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Ticking Fee” shall have the meaning assigned to such term in Section 2.06 hereof.

“Ticking Fee Payment Date” shall have the meaning assigned to such term in Section 2.06 hereof.

“Type” shall have the meaning assigned to such term in Section 1.03 hereof.

“UK Financial Institutions” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning specified in Section 11.17.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation or other similar legal entity, directors’ qualifying shares or shares held by residents of the jurisdiction in which such corporation or other similar legal entity is organized as required by the law of such jurisdiction) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Accounting Terms and Determinations.

(a) Accounting Terms Generally. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Banks hereunder (which, prior to the delivery of the first financial statements under Section 8.01 hereof, shall mean the audited financial statements as at, and for the fiscal year ended, December 31, 2024 referred to in Section 7.02 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Banks pursuant to Section 8.01 hereof (or, prior to the delivery of the first financial statements under Section 8.01 hereof, used in the preparation of the audited financial statements as at December 31, 2024 referred to in Section 7.02 hereof) unless

(i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements; or

(ii) the Majority Banks shall so object in writing within 30 days after delivery of such financial statements,

in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 8.01 hereof, shall mean the audited financial statements as at, and for the fiscal year ended, December 31, 2024 referred to in Section 7.02 hereof).

(b) Changes in Fiscal Periods. The Company shall deliver to the Banks at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

1.03 Types of Loans. Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a Term Benchmark Loan, as applicable, each of which constitutes a Type.

1.04 [Reserved].

1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.06 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2. Commitments, Loans and Prepayments.

2.01 Loans.

(a) Each Bank severally agrees, on the terms and conditions of this Agreement, to make loans to the Company in Dollars in a single drawing on the Funding Date in a principal amount up to such Bank’s Commitment. Subject to the terms and conditions of this Agreement, the Company may Convert Loans of one Type into Loans of another Type (as provided in Section 2.10) or Continue Loans of one Type as Loans of the same Type (as provided in Section 2.10); provided that no more than eight separate Borrowings in respect of Term Benchmark Loans from each Bank may be outstanding at any one time. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

(b) At its sole discretion, the Company may extend the Maturity Date of a portion of the Loans in an aggregate principal amount of up to $250,000,000 once during the term of this Agreement, on the terms and subject to the conditions set forth in this Section 2.01(b), for a period of one year measured from the Initial Maturity Date (such extension, an “Extension”), such that the Maturity Date of such portion of the Loans extended pursuant to this Section 2.01(b) (the “Extended Loans”) shall be the second anniversary of the Funding Date (such date, the “Extended Maturity Date”). If the Company wishes to exercise its right to an Extension, it shall give notice to that effect to the Administrative Agent (such notice, the “Extension Notice”) at any time after the Funding Date and not less than 30 days prior to the Initial Maturity Date, which Extension Notice shall specify the aggregate principal amount of Loans to be extended (which shall not exceed $250,000,000). So long as no Event of Default shall have occurred and be continuing at such time, upon (i) the Administrative Agent’s receipt of such Extension Notice and (ii) payment by the Company of the Extension Fee to the Administrative Agent for the account of each Bank as provided in Section 2.06(b), the Maturity Date of such specified portion of the Loans shall be extended to the Extended Maturity Date (which extension shall be applied to the outstanding Loans held by the Banks on a ratable basis). The Administrative Agent shall promptly notify each Bank of receipt of an Extension Notice and the occurrence of any Extension (including the aggregate principal amount of the Extended Term Loans and non-Extended Loans (and the principal amount of Extended Loans and non-Extended Loans held by each Bank) after giving effect to such Extension).

2.02 Borrowings of Loans. The Company shall give the Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 hereof. Not later than 1:00 p.m. New York time on the date specified for each borrowing of Loans hereunder, each Bank shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, at an account in New York designated by the Administrative Agent, in immediately available funds, for account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company designated by the Company.

2.03 [Reserved].

2.04 [Reserved].

2.05 Changes of Commitments.

(a) Mandatory Termination and Reduction of Commitments. Unless previously terminated in accordance with this Section 2.05, the Commitments shall terminate upon the earliest of (i) the earlier of (x) the date that is five (5) business days after the Silvus Outside Date and (y) May 26, 2026, (ii) the consummation of the Silvus Acquisition without the funding of any Loans hereunder and (iii) the Silvus Acquisition Termination; provided that in any event, the Commitments shall terminate in their entirety automatically upon the funding of the Loans in accordance with Section 2.01 in an amount equal to the entire outstanding amount of the Commitments at such time (or such lesser amount as is requested by the Company in the applicable Borrowing Request).

(b) Optional Reductions of Commitments. The Company shall have the right at any time or from time to time, (i) so long as no Loans are outstanding, to terminate the Commitments and (ii) to reduce the aggregate unused amount of the Commitments; provided that (x) the Company shall give notice of each such termination or reduction as provided in Section 4.05 hereof and (y) each partial reduction shall be in an aggregate amount at least equal to $25,000,000 (or a larger multiple of $1,000,000).

(c) No Reinstatement of Commitments. The Commitments once terminated or reduced may not be reinstated.

2.06 Fees.

(a) The Company agrees to pay to the Administrative Agent for the ratable account of each Bank a ticking fee (the “Ticking Fee”) equal to 0.125% per annum on the aggregate outstanding principal amount of the Commitments. Such fee shall accrue from and including the date that is the later of (i) 90 days after the Silvus Signing Date and (ii) the Effective Date to but excluding the earlier to occur of (x) the Funding Date and (y) the date of termination or expiration of the Commitments (such earlier date, the “Ticking Fee Payment Date”). Such Ticking Fee shall be due and payable in full on the Ticking Fee Payment Date. The Ticking Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Administrative Agent for the ratable account of each Bank an extension fee (the “Extension Fee”) in an amount equal to 0.05% of the aggregate outstanding principal amount of any Extended Loans, which Extension Fee shall be earned, due and payable on the date that the applicable Extension pursuant to Section 2.01(b) becomes effective (or, if such day is not a Business Day, on the next succeeding business day).

(c) The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and any other written fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.07 Lending Offices. The Loans of each Type made by each Bank shall be made and maintained at such Bank’s Applicable Lending Office for Loans of such Type.

2.08 Several Obligations; Remedies Independent. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but neither any Bank nor the Administrative Agent shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank, and (except as otherwise provided in Section 4.06 hereof) no Bank shall have any obligation to the Administrative Agent or any other Bank for the failure by such Bank to make any Loan required to be made by such Bank. The amounts payable by the Company at any time hereunder and under the Notes to each Bank shall be a separate and independent debt and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

2.09 Evidence of Debt.

(a) Records by Banks. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(b) Records by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and an Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent from the Company hereunder for the account of the Banks and each Bank’s share thereof.

(c) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay its Loans in accordance with the terms of this Agreement.

(d) Notes. Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Bank a promissory note payable to such Bank in the form of Exhibit A hereto.

2.10 Prepayments and Conversions or Continuations of Loans.

(a) Optional Prepayments and Conversions or Continuations of Loans. Subject to Sections 4.04 and 5.05 hereof, Loans may from time to time be prepaid (without premium or penalty) and Converted from one Type of Loans into another Type and may be Continued as Loans of the same Type, provided that, the Company shall give the Administrative Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 hereof, which notice may be conditioned on the occurrence of one or more events (and, upon the date specified in any such notice of prepayment (and, if applicable, the satisfaction or waiver by the Company of the conditions set forth therein), the amount to be prepaid shall become due and payable hereunder). Notwithstanding the foregoing, and without limiting the rights and remedies of the Banks under Section 9, if any Event of Default has occurred and is continuing and the Administrative Agent (whether at its own election or at the direction of the Majority Banks) so notifies the Company, then, so long as an Event of Default is continuing (i) the right of the Company to Convert any Loan into a Term Benchmark Loan, or to Continue any Loan as a Term Benchmark Loan, shall be suspended and (ii) all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) into, or Continued as, as the case may be, Base Rate Loans.

(b) Mandatory Prepayments. Promptly, but in any event no later than three Business Days after any Change of Control, the Company shall provide the Banks with written notice thereof (a “Change of Control Notice”). Subject to Section 6.03, upon the occurrence of any Change of Control (or at any time within 120 days thereafter, or such later date as would be required pursuant to Section 6.03), the Majority Banks may, by notice to the Company through the Administrative Agent, effective upon a date specified in such notice, demand that the outstanding principal amount of all Loans and all accrued and unpaid interest thereon, together with all other amounts payable by the Company under this Agreement, be paid in full. Amounts prepaid pursuant to this clause (b) may not be reborrowed.

2.11 [Reserved].

2.12 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank;

(a) Ticking Fees shall cease to accrue on the Commitment of such Defaulting Bank pursuant to Section 2.06;

(b) The Commitments and Loans of such Defaulting Bank shall not be included in determining whether all Banks or the Majority Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.04); provided that any waiver, amendment or modification (x) extending the term of the Commitment of, reducing amounts owed to such Defaulting Bank or extending the final maturity of the loans of such Defaulting Bank (other than pursuant to Section 2.01(b)) or (y) requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall, in each case, require the consent of such Defaulting Bank;

(c) [Reserved].

(d) [Reserved].

(e) Any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Section 4.07(b) but excluding Section 5.07) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, (iii) third, if so determined by the Administrative

Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Bank in respect of any Loans under this Agreement, (iv) fourth, to the payment of any amounts then owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, (v) fifth, to the payment of any amounts then owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided, with respect to this clause (vi), that if such payment is a prepayment of the principal amount of any Loans, such payment shall be applied solely to prepay the Loans of all non-Defaulting Banks pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Bank.

2.13 [Reserved].

2.14 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Loan, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Majority Banks that the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Banks that the circumstances giving rise to such notice no longer exist with respect to the Benchmark and (y) the Company delivers a new Interest Election Notice in accordance with the terms of Sections 2.10(a) and 4.05 or a new Borrowing Request in accordance with the terms of Sections 2.02 and 4.05, (1) any Interest Election Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Notice or a Borrowing Request, as applicable, for a Base Rate Borrowing; provided that (if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Company and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Notice in accordance with the terms of Sections 2.10(a) and 4.05 or a new Borrowing Request in accordance with the terms of Sections 2.02 and 4.05, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Majority Banks.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Company and the Banks of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A)

is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued and, failing that, the Company will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.

Section 3. Payments of Principal and Interest.

3.01 Repayment of Loans. The Company hereby promises to pay to the Administrative Agent for account of the Banks the entire outstanding principal amount of each Loan, and each Loan shall mature, on the applicable Maturity Date for such Loan.

3.02 Interest. The Company hereby promises to pay to the Administrative Agent for account of each Bank interest on the unpaid principal amount of each Loan made by such Bank to the Company for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(a) if such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin;

(b) [reserved]; and

(c) if such Loan is a Term Benchmark Loan, the Term SOFR Rate for each Loan for the Interest Period therefor plus the Applicable Margin.

Notwithstanding the foregoing, the Company hereby promises to pay to the Administrative Agent for account of each Bank interest at the applicable Post-Default Rate on any principal or interest of any Loan made by such Bank to the Company and on any other amount payable by the Company hereunder or under the Notes of the Company held by such Bank to or for account of such Bank, that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, quarterly in arrears on each Quarterly Date and the Maturity Date of such Loan, (ii) in the case of a Term Benchmark Loan, on the last day of each Interest Period therefor (and, if such Interest Period is longer than three months (in the case of a Term Benchmark Loan), on each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period) and the Maturity Date of such Loan, and (iii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Banks to which such interest is payable and to the Company.

Section 4. Payments; Pro Rata Treatment; Computations; Etc.

4.01 Payments.

(a) Payments Generally. Except to the extent otherwise provided herein, all payments of principal, interest, commitment fees and other amounts to be made by the Company under this Agreement and the Notes, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at an account in New York designated by the Administrative Agent, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Debiting by Banks. Any Bank for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Company with such Bank (with notice to the Company and the Administrative Agent).

(c) Specification by Company of Amounts Paid. The Company shall, at the time of making each payment under this Agreement or any Note for account of any Bank, specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Banks for application in such manner as it or the Majority Banks, subject to Section 4.02 hereof, may determine to be appropriate).

(d) Remittance by Administrative Agent. Each payment received by the Administrative Agent under this Agreement or any Note for account of any Bank shall be paid by the Administrative Agent promptly to such Bank, in immediately available funds, for account of such Bank’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(e) Due Date Not a Business Day. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, (i) unless such date is the Maturity Date, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension and (ii) if such date is the Maturity Date, such payment shall be due on the immediately preceding Business Day.

4.02 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing of Loans of a particular Type from the Banks under Section 2.01 hereof shall be made from the Banks, each payment of Ticking Fees and Extension Fees under Section 2.06 hereof shall be made for account of the Banks, each extension of Loans pursuant to Section 2.01(b) hereof and each termination or reduction of the amount of the Commitments under Section 2.05 hereof shall be applied to the respective Commitments or Loans, as applicable, of the Banks, pro rata according to the amounts of their respective Commitments or Loans, as applicable; (b) Term Benchmark Loans having the same Interest Period shall (other than as provided in Section 5.04 hereof) be allocated pro rata among the Banks according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans; (c) each payment or prepayment of principal of Loans by the Company (including with respect to optional prepayments made by the Company in accordance with Section 2.10(a)) shall be made for account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Loans held by them (provided that after an Extension, optional prepayments made by the Company in accordance with Section 2.10(a) shall be applied to the Extended Loans or the non-Extended Loans as directed by the Company (with each such application to the Extended Loans or non-Extended Loans, as applicable, to be made for account of the Banks pro rata in accordance with the respective unpaid principal amounts of such Extended Loans or non-Extended Loans, as applicable, held by them)); and (d) each payment of interest on Loans by the Company shall be made for account of the Banks pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Banks.

4.03 Computations.

Interest computed by reference to the Term SOFR Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Base Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case, interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Base Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest on Term Benchmark Loans and Ticking Fees payable hereunder shall be computed on the basis of a year of 360 days and interest on Base Rate Loans payable hereunder shall be computed on the basis of a year of 365 or 366 days, as the case may be, in each case, for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

4.04 Minimum Amounts.

Except for Conversions or prepayments made pursuant to Section 5.04, each borrowing, Conversion and partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $10,000,000 or a larger multiple of $1,000,000 (borrowings or prepayments of, or Conversions into, Loans of different Types or, in the case of Term Benchmark Loans, having different Interest Periods or interest payment dates, as applicable, at the same time hereunder to be deemed separate borrowings, prepayments and Conversions for purposes of the foregoing, one for each Type, Interest Period, or interest payment date, as applicable); provided that the aggregate principal amount of Term Benchmark Loans having the same Interest Period shall be in an amount at least equal to $10,000,000 or a larger multiple of $5,000,000 and, if any Term Benchmark Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.

4.05 Certain Notices.

Notices by the Company to the Administrative Agent of terminations or reductions of the Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 10:00 a.m. (or, in the case of Borrowings of Base Rate Loans, 11:00 a.m.) New York time on the number of Business Days (or U.S. Government Securities Business Days in the case of Term Benchmark Loans) prior to the date of the relevant termination, reduction, borrowing or prepayment or the first day of such Interest Period specified below:

Notice	Number of Business Days / U.S. Government Securities Business Days Prior
Termination or reduction of Commitments	3
Borrowing of Base Rate Loans	0	**
Prepayment of, or Conversions into, Base Rate Loans	1
Borrowing of, Conversion into, Continuation of, or duration of Interest Period for, Term Benchmark Loans	2
Prepayment of Term Benchmark Loans	3

**	same day notice

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04 hereof) and Type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest

Period or of an interest payment date shall specify the Loans to which such Interest Period or interest payment date is to relate. The Administrative Agent shall promptly notify the Banks of the contents of each such notice. Any such notice of optional prepayment, reduction or termination of Commitments or borrowing may be subject to the satisfaction (or waiver by the Company) of one or more conditions set forth therein.

In the event that the Company fails to select the Type of a Loan, or the duration of any Interest Period for any Term Benchmark Loan, within the time period and otherwise as provided in this Section 4.05, such Loan will be made as, Continue or Converted into a Term Benchmark Loan with an Interest Period of one month.

4.06 Non-Receipt of Funds by the Administrative Agent.

Unless the Administrative Agent shall have been notified by a Bank or the Company (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by such Bank hereunder or (in the case of the Company) a payment to the Administrative Agent for account of one or more of the Banks hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the NYFRB Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i) if the Required Payment shall represent a payment to be made by the Company to the Banks, the Company and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (without duplication of the obligation of the Company under Section 3.02 hereof to pay interest on the Required Payment at the Post-Default Rate), it being understood that the return by the recipient(s) of the Required Payment to the Administrative Agent shall not limit such obligation of the Company under said Section 3.02 to pay interest at the Post-Default Rate in respect of the Required Payment, and

(ii) if the Required Payment shall represent proceeds of a Loan to be made by the Banks to the Company, the Payor and the Company shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to Section 3.02 hereof, it being understood that the return by the Company of the Required Payment to the Administrative Agent shall not limit any claim the Company may have against the Payor in respect of such Required Payment.

4.07 Sharing of Payments, Etc.

(a) Right of Offset. The Company agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Bank’s Loans or any other amount payable to such Bank hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to the Company), in which case it shall promptly notify the Company and the Administrative Agent thereof, provided that such Bank’s failure to give such notice shall not affect the validity thereof; provided that if any Defaulting Bank shall exercise any such right of set-off, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks and (ii) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Bank as to which it exercised such right of set-off.

(b) Sharing of Payments. If any Bank shall obtain from the Company payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Bank shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder by the Company to such Bank than the percentage received by any other Bank, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans or such other amounts, respectively, owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses that may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Participants’ Rights against Company. The Company agrees that any Bank so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans or other amounts (as the case may be) owing to such Bank in the amount of such participation.

(d) No Requirement to Exercise Offset Rights. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company. If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

Section 5. Yield Protection, Etc.

5.01 Additional Costs.

(a) Regulatory Change. The Company shall pay (but without duplication) directly to each Bank or the Administrative Agent from time to time such amounts as such Bank or the Administrative Agent may determine to be necessary to compensate such Bank or the Administrative Agent for any costs that such Bank or the Administrative Agent determines are attributable to its making or maintaining of any Term Benchmark Loans to the Company or its obligation to make any Term Benchmark Loans to the Company hereunder, or any reduction in any amount receivable by such Bank or the Administrative Agent hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) shall subject any Bank (or its Applicable Lending Office for any of such Loans) or the Administrative Agent to any tax, duty or other charge in respect of such Loans or its Notes or changes the basis of taxation of any amounts payable to such Bank or the Administrative Agent under this Agreement or its Notes in respect of any of such Loans (excluding, in each case, Excluded Taxes and Other Taxes); or

(ii) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank, or any commitment of such Bank (including, without limitation, the Commitment of such Bank hereunder); or

(iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitment.

If any Bank requests compensation from the Company under this Section 5.01, the Company may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank thereafter to make or Continue Term Benchmark Loans, or to Convert Base Rate Loans into Term Benchmark Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable), provided that such suspension shall not affect the right of such Bank to receive the compensation so requested.

(b) Capital Requirements. Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Company shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank (or, without duplication, the bank holding company of which such Bank is a subsidiary) for any costs that it determines are attributable to the maintenance by such Bank (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive, request, application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital or liquidity requirement (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority following any Regulatory Change, of capital or liquidity requirements in respect of its Commitment or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Applicable Lending Office or such bank holding company) to a level below that which such Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request, taking into consideration the policies of such Bank or the corporation controlling such Bank with respect to capital adequacy or liquidity).

(c) Notification by Banks. Each Bank shall notify the Company of any event occurring after the date hereof entitling such Bank to compensation under paragraph (a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 180 days, after such Bank obtains actual knowledge thereof; provided that (i) if any Bank fails to give such notice within 180 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 180 days prior to the date that such Bank does give such notice and (ii) each Bank will designate a different Applicable Lending Office (and/or take other reasonable steps to mitigate any increased costs under this Section 5.01) for the Loans of such Bank affected by such event if such designation or mitigation steps, as applicable, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by any Bank for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

5.02 [Reserved].

5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make, or Continue, or to Convert Loans of any other Type into, Term Benchmark Loans hereunder (and, in the sole opinion of such Bank, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Bank), then such Bank shall promptly notify the Company thereof (with a copy to the Administrative Agent) and such Bank’s obligation to make Term Benchmark Loans shall be suspended until such time as such Bank may again make and maintain Term Benchmark Loans (in which case the provisions of Section 5.04 hereof shall be applicable).

5.04 Treatment of Affected Loans. If the obligation of any Bank to make or Continue Term Benchmark Loans, or to Convert any other Type of Loans into Term Benchmark Loans, shall be suspended pursuant to Section 5.01 or 5.03, unless and until such Bank gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 that gave rise to such Conversion no longer exist:

(a) any Loan that would otherwise be made or Continued by such Bank as a Term Benchmark Loan shall be made instead as, or Converted on the last day of the then current Interest Period therefor (or, in the case of a Conversion resulting from a circumstance described in Section 5.03, on such earlier date as such Bank may specify to the Company with a copy to the Administrative Agent) into a Base Rate Loan, and any Loan of such Bank that would otherwise be Converted into a Term Benchmark Loan shall remain as a Base Rate Loan; and

(b) to the extent that such Bank’s Base Rate Loans have been made or Continued as, or Converted from Term Benchmark Loans to Base Rate Loans, as applicable, as a result of the foregoing provisions of this Section 5.04, all payments and prepayments of principal that would otherwise be applied to such Bank’s Term Benchmark Loans shall be applied instead to its Base Rate Loans, as applicable.

If such Bank gives notice to the Company with a copy to the Administrative Agent that the circumstances specified in Section 5.01 or 5.03 that gave rise to the Conversion of such Bank’s Term Benchmark Loans pursuant to this Section 5.04 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Term Benchmark Loans made by other Banks are outstanding, such Bank’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) (in the case of Term Benchmark Loans) for such outstanding Term Benchmark Loans to the extent necessary so that, after giving effect thereto, all Base Rate Loans and Term Benchmark Loans are allocated among the Banks ratably (as to principal amounts, Types, Interest Periods and interest payment dates) as nearly as possible in accordance with their respective Commitments.

5.05 Compensation. The Company shall pay to the Administrative Agent for account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense that such Bank reasonably determines is attributable to:

(a) any payment, mandatory or optional prepayment or Conversion of a Term Benchmark Loan made by such Bank to the Company for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9 hereof) on a date other than the last day of an Interest Period for such Loan; or

(b) any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 hereof to be satisfied) to borrow a Term Benchmark Loan from such Bank on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Sections 2.02 or 4.05 hereof.

5.06 Taxes.

(a) All payments made by or on behalf of the Company under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Taxes; provided that if any Non-Excluded Taxes are required by applicable law to be withheld from any amounts payable hereunder, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the Company to such Bank shall be increased to the extent necessary so that after making all required deductions (including deductions for all Non-Excluded Taxes) such Bank receives an amount equal to the sum it would have received under this Agreement if such withholding or deduction for such Non-Excluded Taxes had not been required; provided, however, that the Company shall not be required to increase any such amounts payable to any Bank with respect to any Non-Excluded Taxes that are attributable to such Bank’s failure to comply with the requirements of paragraph (e) or (f) of this Section or that are United States withholding taxes resulting from any Requirement of Law in effect (including FATCA) on the date such Bank becomes a party to this Agreement, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) The Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Company shall pay (or reimburse) the Administrative Agent and each Bank for any Non-Excluded Taxes or Other Taxes imposed directly on the Administrative Agent or such Bank, in each case, within 30 days after written demand therefor (together with a statement setting forth in reasonable detail the basis and calculation of such amounts). If (i) any withholding taxes which are Non-Excluded Taxes are not paid when due (either by the Company or the Administrative Agent, acting in good faith); or (ii) any Non-Excluded Taxes are imposed directly on the Administrative Agent or any Bank and the Company fails to pay (or reimburse) such Person within 30 days after demand therefor, the Company shall indemnify the Administrative Agent and the Bank for such amounts, any interest or penalties (limited with respect to (ii) to incremental interest or penalties) that may become payable by the Administrative Agent or such Bank by reason of such failure.

(d) Each Bank shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Bank and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Each Bank that is a U.S. Person shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) or such other document or information prescribed by applicable laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Each Non-U.S. Bank shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of the applicable Exhibit D and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Company and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Company or the Administrative Agent. In addition, each Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Bank. Each Bank shall promptly notify the Company and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Bank shall not be required to deliver any form pursuant to this Section that such Bank is not legally able to deliver.

(f) A Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Bank is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Bank is legally entitled to complete, execute and deliver such documentation and in such Bank’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Bank.

(g) If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the

Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company (or the Administrative Agent), such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company (or the Administrative Agent) as may be necessary for the Company (or the Administrative Agent) to comply with its obligations under FATCA, to determine that such Bank has or has not complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.06(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Administrative Agent or any Bank determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 5.06, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 5.06 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

(i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j) For purposes of this Section 5.06, the term “applicable law” includes FATCA.

5.07 Replacement of Banks. If (i) any Bank requests compensation pursuant to Section 5.01 or 5.06, (ii) any Bank’s obligation to make or Continue Loans of any Type, or to Convert Loans of any Type into the other Type of Loan, shall be suspended pursuant to Section 5.01 or 5.03 hereof or (iii) any Bank is a Defaulting Bank hereunder (any such Bank requesting such compensation, whose obligations are so suspended or who is a Defaulting Bank, being herein called a “Departing Bank”), the Company, upon three Business Days’ notice to the Administrative Agent given when no Default shall have occurred and be continuing, may require that such Departing Bank transfer all of its right, title and interest under this Agreement and such Departing Bank’s Notes to any bank or other financial institution identified by the Company that is satisfactory to the Administrative Agent (a) if such bank or other financial institution (a “Proposed Bank”) agrees to assume all of the obligations of such Departing Bank hereunder, and to purchase all of such Departing Bank’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Departing Bank’s Loans, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Departing Bank of all other amounts payable hereunder to such Departing Bank on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 5.05 hereof as if all of such Departing Bank’s Loans were being prepaid in full on such date) and (b) if such Departing Bank has requested compensation pursuant to Section 5.01 or 5.06 hereof, such Proposed Bank’s aggregate requested compensation, if any, pursuant to said Section 5.01 or 5.06 with respect to such Departing Bank’s Loans is lower than that of the Departing Bank. Subject to the provisions of Section 11.05(b) hereof, such Proposed Bank shall be a “Bank” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Company hereunder the agreements of the Company contained in said Sections 5.01, 5.06 and 11.03 (without duplication of any payments made to such Departing Bank by the Company or the Proposed Bank) shall survive for the benefit of such Departing Bank under this Section 5.07 with respect to the time prior to such replacement.

Section 6. Conditions Precedent.

6.01 Effective Date. The effectiveness of this Agreement is subject to the condition precedent that the Administrative Agent shall have received the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Bank) in form and substance:

(a) Corporate Documents. The Administrative Agent shall have received a customary certificate of a responsible officer of the Company certifying as to the matters therein and attaching (i) certified copies of the charter and by-laws of the Company, (ii) a good standing certificate of the Company from the jurisdiction of its organization and (iii) copies of all corporate authority for the Company (including, without limitation, board of director resolutions and evidence of the incumbency and specimen signature of officers) with respect to the execution, delivery and performance of this Agreement and each other document (including the Notes) to be delivered by the Company from time to time in connection herewith and with the Loans hereunder (and each of the Administrative Agent and each Bank may conclusively rely on such certificate of incumbency until it receives notice in writing from the Company to the contrary).

(b) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Company and each Person listed on Schedule 1.

(c) [Reserved].

(d) Delivery of Notes. A Note for any Bank that shall have requested the same pursuant to Section 2.09(d) hereof, appropriately completed and duly executed by the Company.

(e) Opinions of Counsels to the Company. The Administrative Agent shall have received a customary legal opinion, dated the Effective Date and addressed to the Administrative Agent and the Banks, from each of (i) Wachtell, Lipton, Rosen & Katz, special counsel to the Company, and (ii) the Corporate Vice President, Transactions, Corporate & Securities Law and Secretary in the Law Department of the Company, which legal opinions shall cover, among other things, authority and enforceability of the Loan Documents. The Company hereby instructs such counsels to deliver said opinions to the Administrative Agent and each Bank hereunder.

(f) Fees and Expenses. All fees and expenses required to be paid on or prior to the Effective Date pursuant to this Agreement or the Commitment Documents, to the extent invoiced prior to (or in the case of out-of-pocket expenses, not fewer than two Business Days prior to) the Effective Date, shall have been paid or will be paid on the Effective Date substantially concurrently with the effectiveness of this Agreement.

(g) [Reserved].

(h) [Reserved].

(i) Know Your Customer and Beneficial Ownership Regulation. The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information regarding the Company (but not, for the avoidance of doubt, Silvus or its Subsidiaries) as has been reasonably requested in writing at least ten Business Days prior to the Effective Date by the Administrative Agent on behalf of any Bank that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

The Administrative Agent shall notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding.

6.02 Funding Date. The obligation of each Bank to make a Loan is subject only to the satisfaction (or waiver in accordance with Section 11.04) of the following conditions precedent:

(a) The Effective Date shall have occurred.

(b) The Silvus Acquisition Closing shall be consummated substantially concurrently with the funding of the Loans hereunder on the Funding Date in all material respects in accordance with the Silvus Purchase Agreement (as in effect on the Silvus Signing Date) without giving effect to any amendments, modifications, supplements or waivers by the Company thereto or consents by the Company thereunder that are materially adverse to the Banks or Arrangers in their respective capacities as such, unless such Banks and Arrangers have provided their prior written consent thereto (not to be unreasonably withheld, delayed or conditioned), it being agreed that (i) each Bank and Arranger will be deemed to have consented three Business Days after any request for consent if such Bank or Arranger, as applicable, has not otherwise responded by such date, (ii) (x) any increase or decrease in the Silvus Acquisition Consideration less than or equal to 10% of the Silvus Acquisition Consideration and (y) any decrease in the Silvus Acquisition Consideration in excess of 10% of the Silvus Acquisition

Consideration accompanied by a dollar-for-dollar reduction in the Commitments hereunder or the Delayed Draw Term Commitments (to be allocated among the Commitments hereunder and the 3-Year Facility as directed by the Company (which reductions if allocated to the Commitments hereunder shall be applied ratably among the Commitments of the Banks)) in excess of such 10% decrease, in each case, are not materially adverse to the Banks and Arrangers and (ii) (x) any amendment, modification or waiver by the Company to the provisions of the Silvus Purchase Agreement that are expressly for the benefit of the Financing Sources (as defined in the Silvus Purchase Agreement as in effect on the Silvus Signing Date) and (y) any increase in the Silvus Acquisition Consideration in excess of 10% of the Silvus Acquisition Consideration (unless in the form of common equity issued as consideration for the Silvus Acquisition), in each case, is materially adverse to the Banks and the Arrangers.

(c) The Silvus Refinancing shall be consummated substantially concurrently with the funding of the Loans hereunder on the Funding Date.

(d) Since the Silvus Signing Date, there shall not have been any event, change, circumstance, condition, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Silvus Purchase Agreement as in effect on the Silvus Signing Date).

(e) Each Bank shall have received (A) audited consolidated financial statements of the Company and its Subsidiaries for the three most recently-completed fiscal years ended at least 60 days prior to the Funding Date, (B) unaudited reviewed consolidated financial statements of the Company and its Subsidiaries for any subsequent interim financial period and comparative prior year period (other than the fourth quarter of any fiscal year) ended at least 40 days prior to the Funding Date. The Banks hereby acknowledge receipt of (x) the audited financial statements of the Company for the fiscal years of the Company ended December 31, 2024, 2023 and 2022 and (y) the unaudited financial statements of the Company for the fiscal quarter of the Company ended March 29, 2025. The Company’s public filing with the SEC of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clause (A) or (B), as applicable, of this clause (e).

(f) The Specified Credit Agreement Representations and the Specified Purchase Agreement Representations (to the extent set forth in the definition thereof) shall be true and correct in all material respects as of the Funding Date; provided that any representation and warranty that is qualified as to “materiality,” “Company Material Adverse Effect,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date.

(g) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.02 and Section 4.05; provided that such Borrowing Request shall not be required to include any representations or warranties (other than the Specified Credit Agreement Representations) or a statement as to the absence (or existence) of any Default or Event of Default (other than the absence of an Event of Default of the type described in (x) clause (a) of Section 9 (solely with respect to the failure to pay fees) or (y) clauses (e), (f) or (g) of Section 9 (solely with respect to the Company).

(h) All fees payable pursuant to this Agreement (including, as applicable, the Ticking Fee) and the Fee Letter on or prior to the Funding Date shall have been paid or shall be paid substantially simultaneously with the funding of the Loans hereunder, in each case, in accordance with the terms of this Agreement or the Fee Letter (as applicable), and all other accrued fees and expenses of the Arrangers, the Banks and the Administrative Agent (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) payable pursuant to the terms of this Agreement or the Fee Letter on or prior to the Funding Date and for which invoices have been presented at least three Business Days prior to the Funding Date shall have been paid or shall be paid substantially simultaneously with the funding of the Loans hereunder.

(i) The Administrative Agent shall have received a certificate of the Company, dated the Funding Date, confirming the satisfaction on the Funding Date of the conditions set forth in Sections 6.02(b), 6.02(c), 6.02(d) and 6.02(f) above.

(j) The Administrative Agent shall have received a solvency certificate from the treasurer or other financial officer of the Company substantially in the form set forth as Exhibit E.

The Administrative Agent shall notify the Company and the Banks of the Funding Date, and such notice shall be conclusive and binding.

6.03 Actions by Banks during Certain Funds Period. Notwithstanding (i) anything to the contrary in this Agreement, any other Loan Document (other than clause (2) of the first paragraph of Section 9 but only if any Event of Default specified therein is ongoing) or any other agreement or undertaking concerning the Silvus Acquisition Transactions, (ii) that any representation or warranty made on the Effective Date (excluding the Specified Credit Agreement Representations or Specified Purchase Agreement Representations made on the Funding Date to the extent constituting conditions to the Funding Date set forth in Section 6.02) was incorrect, (iii) the occurrence of any Default or Event of Default (other than the occurrence and continuation on the Funding Date of any Event of Default under Section 9(a) arising from the non-payment of any fees due and payable by the Company under the Loan Documents or the occurrence and continuation of any Event of Default under Section 9(e), (f) or (g) with respect to the Company), (iv) any failure by the Company to comply with any provision of Section 8 of this Agreement, (v) that any condition to the Effective Date set forth in Section 6.01 may subsequently be determined not to have been satisfied, during the Certain Funds Period, neither the Administrative Agent nor any Bank shall be entitled to:

(a) cancel any of its Commitments;

(b) rescind, terminate or cancel any Loan Document or exercise any right or remedy or make or enforce any claim it may have under any Loan Document, the Commitment Documents, the Commitment Documents or otherwise, to the extent doing so would prevent, limit or delay the making of its Loan;

(c) refuse to participate in making its Loan (provided that the conditions to the Funding Date set forth in Section 6.02 have been satisfied or waived); or

(d) exercise any right of set-off or counterclaim in respect of its Loan to the extent doing so would prevent, limit or delay the making of its Loan.

Notwithstanding anything to the contrary provided herein, (i) the rights and remedies of the Banks and the Administrative Agent shall not be limited in the event that any applicable condition to the Funding Date set forth in Section 6.02 is not satisfied or waived on the Funding Date (other than, if such conditions have been satisfied or waived on or prior to the Funding Date, the conditions set forth in Section 6.01) and (ii) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Banks shall be available notwithstanding that such rights were not available during the Certain Funds Period as a result of the foregoing.

Section 7. Representations and Warranties. The Company represents and warrants to the Administrative Agent and the Banks that:

7.01 Corporate Existence. Each of the Company and its Material Domestic Subsidiaries: (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, in the case of the Material Domestic Subsidiaries only, except to the extent that the failure to be in good standing in such jurisdiction is not reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted with, in the case of the Company’s Material Domestic Subsidiaries only, such exceptions as are not reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be likely to (either individually or in the aggregate) have a Material Adverse Effect.

7.02 Financial Condition. The Company has heretofore furnished to each of the Banks (i) the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2024 and the related statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of PricewaterhouseCoopers LLP and (ii) an unaudited consolidated balance sheet and statements of income, stockholders’ equity and cash flows of Company as of and for the fiscal quarter of the Company ended March 29, 2025. All such financial statements present fairly, in all material respects, the financial condition of the Company and its consolidated Subsidiaries as at said date and the results of their operations for the fiscal year, all in conformity with generally accepted accounting principles. Except as disclosed in the Company’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2024 and the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended March 29, 2025 which have been delivered to the Banks prior to the Effective Date, since December 31, 2024, there has been no material adverse change in the consolidated business, operations or financial condition taken as a whole of the Company and its consolidated Subsidiaries from that set forth in said financial statements as at said date.

7.03 Litigation. Except as disclosed in the Company’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2024 which has been delivered to the Banks prior to the Effective Date, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company or any of its Subsidiaries that, if adversely determined (either individually or in the aggregate) would reasonably be likely to have a Material Adverse Effect.

7.04 No Breach. None of the execution and delivery of this Agreement and the Notes, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, (a) the charter or by-laws of the Company, (b) any material applicable law or regulation, or (c) any material agreement or instrument to which the Company or any of its Material Domestic Subsidiaries is a party, or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

7.05 Action. The Company has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement and the Notes; the execution, delivery and performance by the Company of this Agreement and the Notes have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes when executed and delivered for value will constitute, its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights.

7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by the Company of this Agreement or the Notes or for the legality, validity or enforceability hereof or thereof.

7.07 Use of Credit. No part of the proceeds of the Loans hereunder will be used to buy or carry any Margin Stock in violation of the provisions of Regulations U and X. Following the application of the proceeds of the Loans, no more than 25% of the aggregate assets of the Company and its Subsidiaries will consist of or be represented by Margin Stock.

7.08 ERISA. Except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect: (a) each of the Company and its ERISA Affiliates is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan and the terms of each Plan, and (b) no ERISA Event has occurred or is reasonably expected to occur.

7.09 Taxes. The Company and its Domestic Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Domestic Subsidiaries, except (i) for any such tax being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, or (ii) to the extent failure to have filed such tax returns or paid such taxes would not (either individually or in the aggregate) have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Domestic Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.

7.10 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.11 Environmental Matters. Each of the Company and its Material Domestic Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization, would not (either individually or in the aggregate) have a Material Adverse Effect.

7.12 Anti-Corruption Laws and Sanctions.

(a) The Company has implemented and maintains in effect policies and procedures reasonably designed to maintain compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors, and to the knowledge of the Company its employees and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person.

(b) None of (i) the Company, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(c) As of the Funding Date, the Company is in compliance with Section 8.09(b).

7.13 Financial Institutions. The Company is not an Affected Financial Institution.

7.14 Plan Assets; Prohibited Transactions. None of the Company or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

7.15 Beneficial Ownership. As of the Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Bank in connection with this Agreement is true and correct in all respects.

7.16 No Payment or Bankruptcy Event of Default. As of the Funding Date, no Event of Default under Section 9(a) (with respect to fees due and payable by the Company under the Loan Documents) or Section 9(e), (f) or (g) (with respect to the Company) has occurred and is continuing.

Section 8. Covenants of the Company. The Company covenants and agrees with the Banks and the Administrative Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Company hereunder:

8.01 Financial Statements, Etc. The Company shall deliver to the Administrative Agent (for prompt distribution to each Bank):

(a) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Company, beginning with the fiscal quarter ended June 28, 2025, statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year (except that, in the case of such balance sheet, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries in each case in conformity with generally accepted accounting principles as at the end of, and for, such period (subject to normal year-end audit adjustments) (it being understood that delivery to the Banks of the Company’s Report on Form 10-Q filed with the SEC shall satisfy the requirements of this Section 8.01(a) so long as the information required to be contained in such Report is substantially the same as that required under this clause (a));

(b) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal year and the related consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of PricewaterhouseCoopers LLP or other nationally recognized independent public accountants, which opinion shall state that said financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries as at the end of, and for, such fiscal year in conformity with generally accepted accounting principles (it being understood that delivery to the Banks of the Company’s Report on Form 10-K filed with the SEC shall satisfy the requirements of this Section 8.01(b) so long as the information required to be contained in such Report is substantially the same as that required under this clause (b));

(c) promptly upon their becoming available, copies of all registration statements and regular periodic reports on Forms 10-K, 10-Q and 8-K that the Company shall have filed with the SEC (to the extent not already delivered to the Banks pursuant to clauses (a) and (b) above);

(d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(e) promptly after the Company knows or has reason to believe that any Default has occurred, a notice of such Default (and stating that such notice is a “Notice of Default”) describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken or proposes to take with respect thereto;

(f) following the reasonable request of the Administrative Agent, the Company and/or its ERISA Affiliates (as applicable) shall promptly make a request of the administrator or sponsor of any Multiemployer Plan for copies of documents described in Section 101 of ERISA, and the Company shall provide such documents to the Administrative Agent promptly after receipt thereof;

(g) from time to time such other information regarding the condition, financial or otherwise, of the Company or any of its Subsidiaries as any Bank (through the Administrative Agent) or the Administrative Agent may reasonably request; and

(h) promptly upon reasonable request from the Administrative Agent or relevant Bank, information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

The Company will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) certifying that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto) and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.07.

Documents required to be delivered pursuant to this Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website or (ii) on which such documents are posted on the Company’s behalf on an Approved Electronic Platform, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Company (i) shall be required to provide paper copies of the certificates required under this Section 8.01 to the Administrative Agent and (ii) shall notify any Bank when documents required to be delivered pursuant to this Section 8.01 have been delivered electronically to the extent that such Bank has requested so to be notified. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

8.02 Existence, Etc. The Company will, and will cause each of its Material Domestic Subsidiaries to:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 8.02 shall prohibit any transaction expressly permitted under Section 8.04 hereof);

(b) comply with the requirements of all applicable laws (including, for the avoidance of doubt, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”)), Beneficial Ownership Regulation, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements is reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which, in the opinion of the Company, adequate reserves are being maintained;

(d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted, provided that, nothing in this Section 8.02(d) shall prevent the Company or any of its Material Domestic Subsidiaries from discontinuing such maintenance if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and the business of any of its Material Domestic Subsidiaries and not disadvantageous in any material respect to the Banks; and

(e) subject to U.S. Government restrictions, permit representatives of any Bank or the Administrative Agent, during normal business hours and upon reasonable notice, to examine or inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Bank or the Administrative Agent (as the case may be) so long as any such examination or inspection shall not unreasonably interfere with the operations of the Company and its Material Domestic Subsidiaries.

8.03 Insurance. The Company will, and will cause each of its Material Domestic Subsidiaries to, maintain insurance with financially sound and reputable insurance companies (or through self-insurance programs so long as such self-insurance is administered in accordance with sound business practices), and with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

8.04 Prohibition of Fundamental Changes.

(a) Merger or Consolidation of the Company. The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its Property substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its Property substantially as an entirety to the Company, unless:

(i) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its Property substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the Property of the Company substantially as an entirety shall be a corporation, partnership, limited liability company or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an instrument in writing, executed and delivered to the Administrative Agent in form satisfactory to the Majority Banks, the due and punctual payment of the principal of, and interest on the Loans and Notes made by the Company, and all other amounts payable by the Company to the Banks and the Administrative Agent hereunder and the performance or observance of every covenant of this Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any Subsidiary of the Company or any other successor Person as a result of such transaction as having been incurred by the Company or such Subsidiary or such successor Person at the time of such transaction, no Default shall have happened and be continuing;

(iii) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, Property of the Company would be required under Section 8.05 hereof to equally and ratably secure its indebtedness hereunder then the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the payment of principal of, and interest on the Loans and the Notes of the Company, and all other amounts payable by the Company to the Banks and the Administrative Agent hereunder equally and ratably with (or prior to) all Debt secured thereby; and

(iv) the Company has delivered to the Administrative Agent a certificate of a senior officer of the Company and a written opinion of counsel (who may be counsel to the Company and who shall be acceptable to the Majority Banks), each stating that such consolidation, merger, conveyance, transfer or lease and all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Successor Company. Upon any consolidation of the Company with, or merger of the Company into any other Person or any conveyance, transfer or lease of the Property of the Company substantially as an entirety in accordance with clause (i) above, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the Notes made by it.

8.05 Limitation on Liens. The Company will not itself, and will not permit any Domestic Subsidiary to, incur, issue, assume, or guarantee any Debt secured by any Lien on any Principal Property, or any shares of stock of or Debt of any Domestic Subsidiary, without effectively providing that all amounts payable by the Company to the Banks and the Administrative Agent hereunder (together with, if the Company shall so determine, any other Debt of the Company or such Domestic Subsidiary then existing or thereafter created which is not subordinate to the payment of principal of, and interest on the Loans and the Notes), and all other amounts payable by the Company to the Banks and the Administrative Agent hereunder shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such secured Debt plus all Attributable Debt of the Company and its Domestic Subsidiaries in respect of Sale and Leaseback Transactions (as defined in Section 8.06 hereof) would not exceed 5% of the Consolidated Net Tangible Assets; provided, however, that this Section 8.05 shall not apply to, and there shall be excluded from secured Debt in any computation under this Section 8.05, Debt secured by:

(a) Liens on Property (including any shares of stock or Debt) of any Person on which Liens are existing at the time such Person becomes a Domestic Subsidiary or at the time it is merged into or consolidated with the Company or any Domestic Subsidiary;

(b) Liens in favor of the Company or any Domestic Subsidiary;

(c) Liens in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(d) Liens on Property (including shares of stock or Debt) existing at the time of acquisition thereof (including acquisition through merger or consolidation);

(e) Liens on Property (including shares of stock or Debt) to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such Property, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof; and

(f) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) to (e), inclusive; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the same Property secured by the Lien extended, renewed or replaced (plus improvements on such Property).

In addition to the foregoing, (A) the Company will not itself, and will not permit any Material Domestic Subsidiary to, (i) create, incur or suffer to exist any Lien securing any Debt covering any Receivables or domestic Inventory, except to the extent either in existence on the date hereof or constituting Liens of the type referred to in paragraph (a), (c), (d), (e) or (f)

above and except as permitted in the next following paragraphs or (ii) sell or discount any domestic Inventory or Receivables except in the ordinary course of the business of the Company and its Material Domestic Subsidiaries (including, for the avoidance of doubt, any sale or assignment of long-term customer finance leases in the ordinary course of business) and except as permitted in the next following paragraphs, and (B) the Company will not itself, and will not permit any Material Domestic Subsidiary to (other than in the ordinary course of business), sell, assign or transfer any Receivables or domestic Inventory in excess of $75,000,000 in any fiscal year for all such sales, assignments and transfers to any Subsidiary of the Company other than a Material Domestic Subsidiary and other than the sale of Receivables to any special purpose entity used solely in connection with asset securitizations constituting a Permitted Receivables Transfer described in the next following paragraph.

Notwithstanding the foregoing, the Company and its Material Domestic Subsidiaries may create, incur and suffer to exist Liens securing Debt covering Receivables (“Permitted Receivables Liens”), and may sell and discount Receivables (and supporting rights and assets) transferred by the Company, Motorola Credit or any of their respective Domestic Subsidiaries directly or indirectly to (i) any special purpose entity used solely in connection with asset securitizations as part of an asset securitization financing facility or facilities or (ii) a third party pursuant to a factoring or sale arrangement (collectively, “Permitted Receivables Transfers”), provided that the total face amount of Receivables subject to Permitted Receivables Liens and Permitted Receivables Transfers outstanding at any time does not exceed an amount equal to the greater of (a) $950,000,000 or (b) at any time of measurement, 35% of the sum of (x) the face amount of receivables of the Company and its Subsidiaries outstanding at such time plus, (y) without duplication, the face amount of receivables sold by the Company or any of its Subsidiaries as part of any asset securitization financing facility or any third party factoring or sale arrangement which are outstanding under such facility or arrangement at such time (the outstanding face amount of such receivables to be determined in a manner consistent with the methodology described in the next following paragraph).

For purposes hereof, the “outstanding” face amount of receivables (including Receivables) at any time shall mean (i) in the case of Receivables subject to a Permitted Receivables Lien, the face amount of such receivables at such time and (ii) in the case of Receivables subject to a Permitted Receivables Transfer arising under an asset securitization financing facility or third party factoring or sale arrangement, the aggregate face amount of Receivables so transferred minus the sum (without duplication) of (x) for any such Receivables that have been paid in full (whether by the underlying account obligor or a guarantor or surety therefor), or any such Receivables that have been written off in accordance with GAAP by the respective purchaser thereof in such facilities or arrangements, the face amount of the Receivables so paid or written off and (y) for any such Receivables that have been retransferred to the Company or any of its Domestic Subsidiaries by the respective purchaser thereof in such facilities or arrangement, the face amount of such Receivables so retransferred.

8.06 Limitation on Sales and Leasebacks. The Company will not itself, and it will not permit any Domestic Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Domestic Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or a Domestic Subsidiary for a period, including renewals, in excess of three years of any Principal

Property which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by the Company or such Domestic Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a “Sale and Leaseback Transaction”) unless either:

(a) the Company or such Domestic Subsidiary could create Debt secured by a Lien pursuant to Section 8.05 hereof on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the payment of the principal of, and interest on the Loans and the Notes, and all other amounts payable by the Company to the Banks hereunder, or

(b) the Company within 120 days after the sale or transfer shall have been made by the Company or by a Domestic Subsidiary, applies an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined by any two of the following: the Chairman of the Board of the Company, its Vice Chairman of the Board, its President, any elected Vice President of the Company and its Treasurer) to the retirement of Funded Debt of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by the principal amount of Funded Debt voluntarily retired by the Company within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

8.07 Leverage Ratio.

(a) The Company will not permit the ratio, as at the last day of any fiscal quarter of the Company beginning with the fiscal quarter ending after the Funding Date, of (i) Debt as at such date, to (ii) EBITDA for the period of four fiscal quarters ended on such date, to be greater than 4.00 to 1.00; provided that following the consummation of a Qualifying Material Acquisition, the Company may elect (a “Leverage Increase Election”) (such election to occur no later than 30 days following the consummation of such Qualifying Material Acquisition) to increase the maximum Debt to EBITDA ratio to 4.50 to 1.00 with respect to the last day of the fiscal quarter during which such Qualifying Material Acquisition is consummated and the last day of each of the immediately following four consecutive fiscal quarters (the period during which any such increase in the maximum permitted Debt to EBITDA ratio shall be in effect being called a “Leverage Increase Period”). If a Leverage Increase Election shall have been made, the Company may not make another Leverage Increase Election unless, following the expiration of the prior Leverage Increase Period, the ratio of Debt to EBITDA at the end of at least two consecutive full fiscal quarters of the Company shall not have exceeded 4.00 to 1.00. The Company may not make a Leverage Increase Election more than two times during the term of this Agreement. For the avoidance of doubt, the Company may make a Leverage Increase Election in connection with the Silvus Acquisition.

(b) For purposes of the foregoing clause (a), at any time after the definitive agreement for any Qualifying Material Acquisition shall have been executed (or, in the case of a Qualifying Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Qualifying Material Acquisition (or termination of the definitive documentation in respect thereof), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the definition of Debt for purposes of calculating the ratio of Debt to EBITDA and the Net Interest Expense attributable to such Acquisition Debt (including any interest income attributable to the proceeds of such Acquisition Debt) shall be excluded from the definition of Net Interest Expense for purposes of calculating the ratio of Debt to EBITDA.

8.08 Use of Proceeds. The Company will use the proceeds of the Loans hereunder to (i) finance all or a portion of the Silvus Acquisition Consideration, (ii) finance the Silvus Refinancing and/or (iii) pay fees, costs and expenses related to the Silvus Acquisition Transactions; provided that neither the Administrative Agent nor any Bank shall have any responsibility as to the use of any of such proceeds.

8.09 Compliance.

(a) The Company will maintain in effect and enforce policies and procedures reasonably designed to maintain compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) The Company will not request any borrowing, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9. Events of Default. If one or more of the following events (herein called “Events of Default” and each an “Event of Default”) shall occur and be continuing:

(a) The Company shall: (i) default in the payment of any principal of any Loan when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan or any Ticking Fee payable under Section 2.06 hereof or any fee payable pursuant to the Loan Documents or the Commitment Documents and such default shall continue unremedied for more than three Business Days or (iii) default in the payment of any other amount payable by it hereunder when due and such default shall have continued unremedied for fifteen or more days; or

(b) The Company or any of its Material Domestic Subsidiaries shall default in the payment when due (after the expiration of applicable grace periods) of any principal of or interest on any of its other Indebtedness aggregating in amount at least equal to $350,000,000 as at the last day of the most recently completed fiscal quarter of the Company; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to the par value thereof; or

(c) Any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto) by the Company, or any certificate furnished to any Bank or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d) The Company shall default in the performance of its obligations under Sections 8.01(e), 8.02(a) (but only with respect to the legal existence of the Company), 8.04 through 8.07 or 8.09 hereof; or the Company shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of thirty or more days after notice thereof to the Company by the Administrative Agent or any Bank (through the Administrative Agent); or

(e) The Company or any of its Material Domestic Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) The Company or any of its Material Domestic Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Material Domestic Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Company or such Subsidiary or of all or any substantial part of its Property or (iii) similar relief in respect of the Company or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(h) A final judgment or judgments for the payment of money in excess of $175,000,000 as at the last day of the most recently completed fiscal quarter of the Company (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Company or any of its Domestic Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company or the relevant Domestic Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) (i) An ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s), (iii) the PBGC shall institute proceedings to terminate any Plan(s), (iv) the Company or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and, in each case, in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect;

THEREUPON, but subject in each case to Section 6.03: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 9 with respect to the Company (A) the Administrative Agent may (with the consent of the Majority Banks) and, upon request of the Majority Banks, will, by notice to the Company, terminate the Commitments and they shall thereupon terminate, and (B) the Administrative Agent may (with the consent of the Majority Banks) and, upon request of the Majority Banks shall, by notice to the Company declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9 with respect to the Company, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

Notwithstanding anything in this Agreement to the contrary, during the period from the Funding Date until the date that is 120 days after the Funding Date (the “Clean-Up Period”), notwithstanding any other provision of any Loan Document, any representation or warranty (other than the Specified Credit Agreement Representations) with respect to Silvus or any of its Subsidiaries that would have been breached or inaccurate, or any other default, by reason of any matter or circumstance relating to Silvus or any of its Subsidiaries (were it not for this provision), will be deemed not to constitute a breach of a representation or warranty or a Default or Event of Default for all purposes under the Loan Documents if, and for so long as the circumstances giving rise thereto:

(i) are capable of being remedied and the Company or any of its Subsidiaries is taking appropriate steps to remedy such breach, inaccuracy or default;

(ii) relate exclusively to Silvus or any of its Subsidiaries (or any obligation to procure or ensure any action in relation to Silvus or any of its Subsidiaries);

(iii) have not been procured by or approved by the Company or any of its Subsidiaries (other than Silvus or any of its Subsidiaries); and

(iv) do not have a material adverse effect on the operations or financial condition of the Company and its Subsidiaries (including Silvus and its Subsidiaries), taken as a whole, such that the Company and its Subsidiaries (including Silvus and its Subsidiaries), taken as a whole, would be unable to perform the payment obligations hereunder.

Without duplication of any applicable cure periods set forth in this Section 9, if the relevant circumstances are continuing after the expiration of the Clean-Up Period, there shall be a breach of representation or warranty or Event of Default, as the case may be, notwithstanding the above.

Section 10. The Administrative Agent.

10.01 Appointment, Powers and Immunities. Each Bank hereby appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 10.05 hereof and the first sentence of Section 10.06 hereof shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank;

(b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Company to perform any of its obligations hereunder or thereunder;

(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and

(d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

10.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Bank or the Company specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall (subject to Sections 10.01 and 10.07 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Banks or all of the Banks.

10.04 Rights as a Bank. With respect to its Commitment and the Loans made by it, Mizuho (and any successor acting as Administrative Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Mizuho (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Company (and any of its Subsidiaries or affiliates) as if it were not acting as the Administrative Agent, and Mizuho (and any other successor acting as Administrative Agent) and its affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

10.05 Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.03 hereof, but without limiting the obligations of the Company under said Section 11.03) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Bank) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses that the Company is obligated to pay under Section 11.03 hereof but excluding (i) unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder and (ii) the costs and expenses of the Administrative Agent in connection with the negotiation and preparation of this Agreement) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

10.06 Non-Reliance on Administrative Agent and Other Banks; Acknowledgements.

(a) Each Bank represents and warrants that (1) the Loan Documents set forth the terms of a commercial lending facility, (2) in participating as a Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Company, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (3) it has, independently and without reliance on the Administrative Agent, any Arranger, any Syndication Agent or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder and (4) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the Properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition, operations, business, Properties, liabilities or prospects of the Company or any of its Subsidiaries (or any of their affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

(b) Each Bank hereby agrees that (x) if the Administrative Agent notifies such Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Bank under this Section 10.06(b) shall be conclusive, absent manifest error.

(c) Each Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) The Company hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company.

(e) Each party’s obligations under this Section 10.06(e) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.

(f) The Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Company) between the Company and its Affiliates, on the one hand, and Miuzho Bank, Ltd., and its Affiliates, on the other hand. Without limiting the foregoing, the Company or its Affiliates may provide information, including updates to previously provided information to Miuzho Bank, Ltd. and/or its Affiliates acting in different capacities, including as Bank, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Banks acknowledge that neither Miuzho Bank, Ltd. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Banks with any credit or other information concerning the Loans, the Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Company or any of its Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and the Company, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Banks, or any formal or informal committee or ad hoc group of such Banks, including at the direction of the Company.

10.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 10.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Company, and the Administrative Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 and of Section 11.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

10.09 Arrangers and Syndication Agents, Etc. The Arrangers and Syndication Agents named on the cover page of this Agreement shall not have any obligations or responsibilities hereunder.

10.10 Certain ERISA Matters. (a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Banks, the Commitments, or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and the conditions for exemptive relief are satisfied in connection with, such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Company, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.11 Company Communications. (a) The Administrative Agent and the Banks agree that the Company may, but shall not be obligated to, make any Company Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Company Portal”).

(b) Although the Approved Company Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Banks, and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Company that are added to the Approved Company Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks and the Company hereby approves distribution of Company Communications through the Approved Company Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED COMPANY PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY COMMUNICATION, OR THE ADEQUACY OF THE APPROVED COMPANY PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED COMPANY PORTAL AND THE COMPANY COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMPANY COMMUNICATIONS OR THE APPROVED COMPANY PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S TRANSMISSION OF COMPANY COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED COMPANY PORTAL.

“Company Communications” means, collectively, any Borrowing Request, Interest Election Notice, Extension Request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Company to the Administrative Agent through an Approved Company Portal.

(d) Each of the Banks and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Company Communications on the Approved Company Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Company to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

10.12 Posting of Communications.

(a) The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO

WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, or any Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Banks and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11. Miscellaneous.

11.01 Waiver. No failure on the part of the Administrative Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i) if to the Company, to it at 500 W Monroe St, 44th Floor, Chicago, IL 60661, Attention: Corporate Vice President and Treasurer, with a copy to the Cash Management & Debt Capital Market Teams, with a copy to 500 W Monroe St, 44th Floor, Chicago, IL 60661, Attention: General Counsel (e-mail generalcounsel@motorolasolutions.com)

(ii) if to the Administrative Agent from the Company, to the address or addresses specified in Schedule 2 hereto;

(iii) if to the Administrative Agent from the Banks, to Miuzho Bank, Ltd., at 1271 Avenue of the Americas New York, NY 10020, Attention: Masako Saks, Loan Admin Unit (e-mail LAU_Agent@mizuhogroup.com); and

(iv) if to any Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Company Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Company, the Banks, and the Administrative Agent hereunder may be delivered or furnished using Approved Electronic Platforms or Approved Company Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

11.03 Expenses; Limitation of Liability; Indemnification, Etc. Notwithstanding anything to the contrary contained herein, to the extent permitted by applicable law, the Company shall not assert and hereby waives any claim against any Arranger, the Administrative Agent, any Syndication Agent or any Bank or their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Arranger-Related Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof. No Arranger-Related Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Arranger-Related Person. The Company agrees to pay or reimburse each of the Banks and the Administrative Agent for: (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Special Counsel) in connection with the negotiation, preparation and execution of, or any modification, supplement or waiver of this Agreement and any of the Notes and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, (in each case, whether or not consummated); (b) all reasonable out-of-pocket costs and expenses of the Banks and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel provided, that the Company shall not be obligated to reimburse the Banks and the Administrative Agent for more than one law firm (and, in addition to such law firm, any local counsel engaged in each relevant jurisdiction by such law firm) as counsel for the Banks and the Administrative Agent unless there is a conflict between any Bank and one or more of the other Banks or the Administrative Agent) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 11.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the Notes or any other document supplied by the Company pursuant to this Agreement, except for any such taxes, assessments or charges imposed as a result of an assignment or participation (“Other Taxes”). The Company hereby agrees to indemnify the Administrative Agent and each Bank and their respective affiliates, and their respective directors, officers, employees, agents, advisors and other representatives from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Administrative Agent to any Bank, whether or not the Administrative Agent or any Bank is a party thereto) arising out of or by reason of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the Loans hereunder or (iii) any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the Loans hereunder regardless of whether any indemnified person is a party thereto and whether or not the same are brought by the Company, its equity holders, affiliates or creditors or any other Person, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred (i) by reason of the gross negligence, bad faith or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) of the Person to be indemnified or (ii) as a result of disputes solely among the Administrative Agent and any Bank at a time when the Company has not breached its obligations hereunder in any material respect (other than any dispute against the Administrative Agent and any Bank solely in its capacity or in fulfilling its role as the Administrative Agent or Joint Lead Arranger or similar role under any Loan Document) which dispute does not involve an act or omission by the Company or any affiliate thereof.

11.04 Amendments, Etc. Subject to Section 2.14(b), (c) and (d), except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Company and the Majority Banks, or by the Company and the Administrative Agent acting with the consent of the Majority Banks, and any provision of this Agreement may be waived by the Majority Banks or by the Administrative Agent acting with the consent of the Majority Banks; provided that

(a) no modification, supplement or waiver shall:

(i) increase, or extend the term of the Commitments, or extend the time or waive any requirement for the reduction or termination of the Commitments, without the consent of each Bank directly affected thereby,

(ii) except as otherwise provided in Section 2.01(b), extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, without the consent of each Bank directly affected thereby,

(iii) reduce the amount of any such payment of principal, without the consent of each Bank directly affected thereby,

(iv) reduce the rate at which interest (other than as a result of waiving the applicability of any Post-Default Rate) is payable thereon or any fee is payable hereunder, without the consent of each Bank directly affected thereby,

(v) alter the rights or obligations of the Company to prepay Loans, without the consent of each Bank directly affected thereby,

(vi) alter the terms of this Section 11.04, without the consent of each Bank,

(vii) modify the definition of the term “Majority Banks” or modify in any other manner the number or percentage of the Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof, without the consent of each Bank,

(viii) waive any of the conditions precedent set forth in Section 6.01 or Section 6.02 hereof, without the consent of each Bank, or

(ix) alter the terms of Section 4.02 or Section 4.07(b), without the consent of each Bank; and

(b) any modification or supplement of Section 10 hereof shall require the consent of the Administrative Agent.

11.05 Assignments and Participations.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.05. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks.

(i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Company, provided that after the Funding Date (I) such consent shall not be unreasonably withheld, delayed or conditioned, (II) no consent of the Company shall be required for an assignment to a Bank, an Affiliate of a Bank or, if an Event of Default under clause (a), (f) or (g) of Section 9 hereof has occurred and is continuing, any other assignee and (III) if the Company has not given the Administrative Agent written notice of its objection to an assignment of any Loans within ten Business Days after written notice of such assignment, the Company shall be deemed to have consented to such assignment; and

(B) the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Bank or an Affiliate of Bank with a Commitment immediately prior to giving effect to such assignment.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans of any Type, the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $15,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that after the Funding Date no such consent of the Company shall be required if an Event of Default under clause (a), (f) or (g) of Section 9 hereof has occurred and is continuing;

(B) each partial assignment of any Type of Commitments or Loans shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement in respect of such Type of Commitments and Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not already be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to Section 11.05(c) hereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5 hereof and Section 11.03 hereof). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 11.05 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.05(e).

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Bank and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in Section 11.05(b) hereof and any written consent to such assignment required by said Section 11.05(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Any Bank may, without the consent of the Administrative Agent or, after the Funding Date, the Company, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) in the case of any sale of a participation prior to the Funding Date, the Company shall have consented thereto, (ii) such Bank’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (iii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Company, the Administrative Agent, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 11.04(a) that affects such Participant. Subject to Section 11.05(f) hereof, the Company agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Section

5 hereof to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.05(b) hereof; provided, however, that no Participant shall be entitled to the benefits of Section 5.06 unless such Participant complies with Sections 5.06(e), (f) and 5.06(g) as if it were a Bank, and such benefits, in any event shall not be greater than the benefits that the participating Bank was entitled to under Section 5. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.07 hereof as though it were a Bank, provided that such Participant agrees to be subject to Section 4.07(b) as though it were a Bank hereunder. Each Bank that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error and such Bank, the Company and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5 hereof than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(g) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any such pledge or assignment to a Federal Reserve Bank or other central banking authority or other reserve bank having jurisdiction over such Bank, and this Section 11.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such assignee for such Bank as a party hereto.

(h) No Assignments to the Company, Affiliates or Individuals. Anything in this Section 11.05 to the contrary notwithstanding, no Bank may assign or participate any interest in any Loan held by it hereunder to (i) the Company or any of its Affiliates or Subsidiaries without the prior consent of each Bank, (ii) a natural person or any holding company, trust or investment vehicle for the primary benefit of a natural person (including relatives of such person) without the prior consent of the Administrative Agent, other than any such entity that (w) has not been formed for the primary purpose of acquiring Loans or Commitments under this Agreement, (x) is managed by a professional adviser (other than such natural person or any such relatives) having significant experience in the business of making or purchasing commercial loans, (y) has assets of greater than $100,000,000 and (z) has significant business activities that consist of making or purchasing (by assignment as principal) commercial loans and similar extensions of credit or (iii) a Defaulting Bank or any of its Affiliates or Subsidiaries.

11.06 Survival. The obligations of the Company under Sections 5.01, 5.05, 5.06 and 11.03 hereof, and the obligations of the Banks under Section 10.05 hereof, shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

11.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.08 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any

Electronic Signature, the Administrative Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks and the Company, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Bank-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Bank’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.09 Governing Law; Submission to Jurisdiction.

(a) This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contact, tort, or otherwise and whether at law or in equity) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) the accuracy of any representations and warranties made by or on behalf of the Seller or Silvus with respect to Silvus and its Subsidiaries in the Silvus Purchase Agreement and whether as a result of any inaccuracy thereof, the Company (or its Subsidiary or Affiliate) has the right to terminate its obligations under the Purchase Agreement, or decline to consummate the Silvus Acquisition, as a result of a breach of such representations and warranties in the Silvus Purchase Agreement, (y) the determination of whether the Silvus Acquisition has been consummated in accordance with the terms of the Silvus Purchase Agreement and (z) the interpretation of the definition of Company Material Adverse Effect (as defined in the Silvus Purchase Agreement) and whether a Company Material Adverse Effect (as defined in the Silvus Purchase Agreement as in effect on the Silvus Signing Date) has occurred shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law (as defined in the Silvus Purchase Agreement (as in effect on the Silvus Signing Date)) of any other state;

(b) The Company, the Administrative Agent, and each Bank hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the County of New York for the purposes of all legal proceedings (whether in contract, tort, or otherwise and whether at law or in equity) arising out of or relating to this Agreement or the transactions contemplated hereby. The Company, the Administrative Agent, and each Bank irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

11.10 Waiver of Jury Trial. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT, TORT, OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Company acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Bank or by one or more subsidiaries or affiliates of such Bank and the Company hereby authorizes each Bank to share any information delivered to such Bank by the Company and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) below as if it were a Bank hereunder. Such authorization shall survive the repayment of the Loans and the termination of the Commitments.

(b) Confidentiality. Each of the Banks and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to restrict dissemination of any Confidential Information (as defined below) only to those of its directors, officers, employees and representatives who are involved in the evaluation of such information, and to use reasonable precautions to keep such information confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices. For purposes of this Agreement, “Confidential Information” shall mean any non-public information supplied to applicable Bank by the Company pursuant to this Agreement, that is clearly identified at the time of delivery (in writing in the case of written information) by the Company as being confidential at the time the same is delivered to such Bank or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information by any Bank or the Administrative Agent:

(i) after such information shall have become public (other than through a violation of this Section 11.11 by such Bank or the Administrative Agent) or after the Company shall have given its consent in writing to such disclosure,

(ii) to the extent required by statute, rule, regulation or judicial process,

(iii) to counsel or other experts for any of the Banks or the Administrative Agent provided that such counsel or experts shall be bound by the requirements of this Section 11.11(b) with respect to any such information,

(iv) to bank examiners (or any other regulatory authority having jurisdiction over any Bank or the Administrative Agent or any of their respective affiliates or self-regulatory body having or claiming jurisdiction or oversight over any of the foregoing), or to auditors or accountants,

(v) to the Administrative Agent or any other Bank (or to any of their respective affiliates), provided that any such disclosure to any such affiliate shall be made on a “need to know” basis only for use by such affiliate (and each of its officers, directors and employees) solely in connection with the transactions contemplated by this Agreement and each such affiliate (and each of its officers, directors and employees) shall agree (for the benefit of the Company) to be bound to keep such information confidential on the same terms as set forth in this Section 11.11),

(vi) in connection with any litigation to which any one or more of the Banks or the Administrative Agent is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, provided that the party intending to make such disclosure shall use reasonable efforts to cooperate with the Company to reasonably minimize the extent of any such disclosure or to obtain confidential treatment of information to be disclosed,

(vii) to a subsidiary or affiliate of such Bank as provided in paragraph (a) above,

(viii) to any direct, indirect, actual or prospective counterparty (and its advisors) to any swap, derivative or securitization transaction related to the obligations under this Agreement, provided that each such counterparty (and each of its advisors, officers, directors and employees) shall agree (for the benefit of the Company) to be bound to keep such information confidential on the same terms as set forth in this Section 11.11),

(ix) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement substantially in the form of Exhibit B hereto (or executes and delivers to such Bank and the Company an acknowledgement to the effect that it is bound by the provisions of this Section 11.11(b)),

(x) to any credit insurance provider relating to the Company and its obligations, provided that, prior to any disclosure, such credit insurance provider shall undertake in writing on terms reasonably satisfactory to the Company to preserve the confidentiality of any Confidential Information relating to the Company received by it from the Administrative Agent or any Bank,

(xi) to the CUSIP Service Bureau when required by it, provided that, prior to any disclosure, the recipient shall undertake in writing on terms reasonably satisfactory to the Company to preserve the confidentiality of any Confidential Information relating to the Company received by it from the Administrative Agent or any Bank,

(xii) to any Rating Agency when required by it; provided that, prior to any disclosure, such Rating Agency shall undertake in writing on terms reasonably satisfactory to the Company to preserve the confidentiality of any Confidential Information relating to the Company received by it from the Administrative Agent or any Bank, and

(xiii) to data service providers, including league table providers, that serve the lending industry, if such information is routinely provided by arrangers;

provided, further, that in no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished by the Company hereunder except to the extent it has agreed to do so in writing in conjunction with the receipt of such information. The obligations of any assignee that has executed a Confidentiality Agreement in the form of Exhibit B hereto shall be superseded by this Section 11.11 with respect to the matters covered hereby on the date upon which such assignee becomes a Bank hereunder pursuant to Section 11.05 hereof.

For the avoidance of doubt, nothing in this Section 11.11 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision, including but not limited to any suspected violations of laws, rules, or regulations, to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 11.11 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

11.12 USA Patriot Act and Beneficial Ownership. Each Bank hereby notifies the Company that pursuant to the requirements of the Patriot Act and Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Company, which information includes the names and addresses of the Company and other information that will allow such Bank to identify the Company in accordance with the Patriot Act and Beneficial Ownership Regulation.

11.13 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Acknowledgements. The Company hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Company and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Company on other matters, and the relationship between the Credit Parties, on the one hand, and the Company, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Company, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does the Company rely on, any fiduciary duty to the Company or their affiliates on the part of the Credit Parties, (c) the Company is capable of evaluating and understanding, and the Company understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Company has been advised that the Credit Parties and their Affiliates are engaged in a broad range of transactions that may involve interests that differ from the Company’s interests and that the Credit Parties and their Affiliates have no obligation to disclose such interests and transactions to the Company, (e) the Company has consulted their own legal, accounting, regulatory and tax advisors to the extent the Company has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any of its affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Company or its affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Company or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Company and the Credit Parties.

11.15 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

11.16 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.17 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

MOTOROLA SOLUTIONS, INC.

By:	/s/ Uygar Gazioglu
	Name:	Uygar Gazioglu
	Title:	Senior Vice President, Finance & Treasurer

[Signature Page to Credit Agreement]

BANKS

MIZUHO BANK, LTD., as Administrative Agent and a Bank

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By:	/s/ Alison Lugo
Name: Alison Lugo
Title: Vice President

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Bank

By:	/s/ Daniel Boselli
Name: Daniel Boselli
Title: Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Bank

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

[Signature Page to Credit Agreement]

JMPORGAN CHASE BANK, N.A., AS A BANK

By:	/s/ Melanie George
Name: Melanie George
Title: Vice President

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Bank

By:	/s/ David Perlman
Name: David Perlman
Title: Authorized Signatory

[Signature Page to Credit Agreement]